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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Move, Inc.
(Name of Registrant as Specified In Its Charter)

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Move, Inc.
10 Almaden Boulevard, Suite 800
San Jose, California 95113

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held June 11, 2014

To Our Stockholders:

        The annual meeting of stockholders of Move, Inc., a Delaware corporation, will be held on June 11, 2014, at 9:30 a.m., local time, at the Company's offices located at 10 Almaden Blvd., Suite 800, San Jose, California 95113, for the following purposes:

  1.
  To elect the six directors nominated for election by the Governance and Nominating Committee of our Board of Directors, as listed in the enclosed proxy statement, each to serve for a term through the annual meeting of stockholders in 2015 and until their respective successors have been duly elected and qualified;

  2.
  To ratify the appointment of Move, Inc.'s independent registered public accounting firm for the fiscal year ending December 31, 2014;

  3.
  To approve, on an advisory basis, the compensation paid to Move, Inc.'s Named Executive Officers; and

  4.
  To transact such other business as may properly come before the meeting or any postponement or adjournment thereof.

        The foregoing matters are described in more detail in the enclosed proxy statement. Only stockholders of record at the close of business on the record date, April 14, 2014, are entitled to receive notice of and vote at the annual meeting or any postponement or adjournment thereof.

        Pursuant to rules promulgated by the Securities and Exchange Commission, we are providing access to our proxy materials over the Internet. On or about April 30, 2014, we will mail our stockholders a Notice Regarding Availability of Proxy Materials (the "Notice"), in connection with the solicitation of proxies by our Board of Directors for use at the annual meeting of stockholders and any adjournments or postponements thereof. On or before the date of mailing, we will make our Proxy Statement, including this Notice of Annual Meeting, and the Annual Report, publicly available on the Internet so that it is accessible according to the instructions provided in the Notice. The Notice will instruct you as to how you may access and review all of the important information contained in the proxy materials. The Notice will also instruct you as to how you may submit your proxy over the Internet or by mail, including how to receive a printed copy of our proxy materials.

By Order of the Board of Directors,

JAMES S. CAULFIELD Executive Vice President, General Counsel and Secretary

Westlake Village, California
April 24, 2014

Whether or not you plan to attend the annual meeting, your vote is very important, and we encourage you to vote promptly. If you execute a proxy over the Internet or by mailing in a proxy card, but later decide to attend the annual meeting in person, or for any other reason desire to revoke your proxy, you may do so at any time before your proxy is voted.

 PROXY STATEMENT

        This proxy statement is furnished on behalf of the Board of Directors (the "Board") of Move, Inc., a Delaware corporation ("Move" or the "Company"), for use at Move's annual meeting of stockholders to be held on June 11, 2014, at 9:30 a.m., local time, and any postponement or adjournment thereof. The annual meeting will be held at the Company's offices located at 10 Almaden Blvd., Suite 800, San Jose, California 95113.

        These proxy solicitation materials were first made available on or about April 30, 2014, to stockholders entitled to vote at the annual meeting.

ABOUT THE MEETING

What is the purpose of the annual meeting?

        At the annual meeting, stockholders will vote on the matters outlined in the accompanying Notice of Annual Meeting of Stockholders, including the election of six directors, ratification of the appointment of the Company's independent registered public accounting firm, and approval, on an advisory basis, of the compensation paid to the Company's Named Executive Officers. In addition, the Company will transact such other business as may properly come before the meeting.

        All directors to be elected by the holders of our common stock will be elected for a term of one year. Six of our current directors—Joe F. Hanauer, Steven H. Berkowitz, Jennifer Dulski, Kenneth K. Klein, V. Paul Unruh and Bruce G. Willison—have been nominated and are being submitted for re-election to our holders of common stock, as indicated under "Who is entitled to vote?" below.

        In addition, pursuant to its ownership of our sole outstanding share of Series A Preferred Stock (the "Series A Preferred Stock"), the National Association of REALTORS® (the "NAR") has the right to elect one director to our Board (the "Series A Director"). Beginning with our 2008 annual meeting, and again at our 2009, 2010, 2011, 2012, and 2013 annual meetings, the NAR elected Catherine B. Whatley to serve as the Series A Director. Ms. Whatley's term expires at this annual meeting. The NAR has indicated its intent to re-elect Catherine B. Whatley to serve as the Series A Director as of our 2014 annual meeting.

Who is entitled to vote?

        Only stockholders of record who owned our common stock at the close of business on April 14, 2014 (the "Record Date") are entitled to vote at the annual meeting or any postponement or adjournment of the meeting. Pursuant to its ownership of our sole outstanding share of Series A Preferred Stock, the NAR has the right to elect the Series A Director. The holders of the common stock are not entitled to vote on the election of the Series A Director.

What is the Board's recommendation on the proposals?

        The Board recommends that you vote:

  •
  FOR the election of Joe F. Hanauer, Steven H. Berkowitz, Jennifer Dulski, Kenneth K. Klein, V. Paul Unruh and Bruce G. Willison as directors;

  •
  FOR the proposal to ratify the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2014; and

  •
  FOR the approval, on an advisory basis, of the compensation paid to the Company's Named Executive Officers.

How do I vote?

        The Notice of Annual Meeting of Stockholders accompanying this proxy statement (the "Notice") will instruct you as to how you may submit your proxy over the Internet or return your proxy card by mail. If you would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice.

        If your shares are held in "street name" by your broker or bank, you might receive a form from your broker or bank seeking instructions as to how your shares should be voted. If you do not instruct your broker or bank how to vote, your broker or bank will vote your shares if it has discretionary power to vote on a particular matter. Except for the ratification of the appointment of the Company's independent registered public accounting firm, each of the matters outlined in the Notice is a non-routine item under NYSE rules applicable to brokers. As a result, brokers who do not receive instructions from you as to how to vote will not be able to vote your shares on these proposals, resulting in what is known as a "broker non-vote." The ratification of the appointment of an independent registered public accounting firm is currently a routine item under NYSE rules applicable to brokers. As a result, brokers who do not receive instructions as to how to vote on this matter generally may vote on this matter in their discretion.

        If you are a stockholder of record, the shares on your proxy represent ALL of your shares. If you do not return your proxy card(s) or vote over the Internet, your shares shown on your proxy will not be voted except, as described below, by way of personal attendance and voting at the annual meeting.

        You may also attend the annual meeting and vote in person if you are a stockholder of record on the Record Date. If your shares are held in street name, you may vote your shares in person only if you have a legal proxy from the entity that holds your shares, giving you the right to vote the shares. A legal proxy is a written document from your brokerage firm or bank authorizing you to vote certain shares it holds in its name. If you attend the meeting and vote your shares by ballot, your vote at the meeting will revoke any vote you submitted over the Internet or by mail. Even if you currently plan to attend the meeting, we recommend that you also vote by proxy, as described above, so that your vote will be counted if you later decide not to attend the meeting.

        If you properly execute your proxy card and send it to the Company or vote it online in time to vote, the persons named in the form of proxy will vote your shares as specified. With respect to each of the matters outlined in the accompanying Notice, if you sign the proxy form but do not make specific choices, your proxy will vote your shares in accordance with the recommendations of the Board with respect to such matters. If any other matter is presented during the meeting, your proxy will vote in accordance with his or her best judgment, to the extent permitted by applicable law and the listing rules of the NASDAQ. As of the date of this proxy statement, the Company is not aware of any matters to be acted on at the meeting other than those matters described in this proxy statement. Any proxy given may be revoked at any time before it is voted at the meeting.

Can I change my vote after I return my proxy?

        Yes, you have the right to revoke your proxy at any time before the annual meeting by submitting another, later-dated proxy by mail or via the Internet, by notifying our corporate secretary in writing at Move, Inc., 10 Almaden Boulevard, Suite 800, San Jose, California 95113, or by voting in person at the annual meeting.

Who will count the votes?

        Broadridge Financial Solutions, Inc. ("Broadridge") will count the votes and act as the inspector of elections.

What does it mean if I get more than one Notice?

        If your shares are registered differently and are in more than one account, you may receive more than one Notice. We encourage you to have all accounts registered in the same name and address (whenever possible). You can accomplish this by contacting our transfer agent, Computershare Shareowner Services LLC (800-851-9726), or, if your shares are held in street name, by contacting the broker or bank that holds your shares.

How many shares can vote?

        As of the Record Date, 39,491,792 shares of common stock were issued and outstanding. Each holder of common stock is entitled to one vote for each share of common stock held.

What is a quorum?

        The presence at the meeting in person or by proxy of the holders of a majority of the shares of stock entitled to vote at the meeting will constitute a quorum for the transaction of business. Proxies marked as abstaining on any matter to be acted upon by stockholders and "broker non-votes" will be treated as present for purposes of determining a quorum.

What is required to approve the proposals, once a quorum is established?

        For the election of the directors (other than the Series A Director), the nominees for director shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. Accordingly, the six nominees for director who are to be elected by holders of the common stock who receive the most votes of the common stock cast at the meeting will become directors of the Company.

        For all other matters, including (i) the ratification of the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2014; (ii) the approval, on an advisory basis, of the compensation paid to the Company's Named Executive Officers; and (iii) any other business as may properly come before the meeting or any postponement or adjournment thereof, the vote required to approve the proposal is the affirmative vote of the holders of a majority of shares of common stock entitled to vote thereon that are present in person or represented by proxy at the meeting and are voted for or against the matter.

How are broker non-votes treated?

        With respect to the election of directors, broker non-votes will be treated as shares not entitled to vote and will have no impact on the outcome of the vote. With respect to the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2014, brokers have discretionary authority to vote on such proposal. With respect to the approval, on an advisory basis, of the compensation of the Company's Named Executive Officers, broker non-votes will be treated as shares not entitled to vote on such proposals and, therefore, will have no effect on determining whether the affirmative vote constitutes a majority of shares of common stock entitled to vote thereon that are present in person or represented by proxy at the meeting.

What happens if I abstain?

        Proxies marked "abstain" will be counted as shares present for the purpose of determining the presence of a quorum; but for purposes of determining the outcome of a proposal, shares represented by these proxies will not be treated as affirmative votes. With respect to the election of directors, you may vote "FOR" one or more or all nominees or "WITHHOLD AUTHORITY" with respect to one or more or all nominees, with no separate provision to "abstain" in such vote. For a proposal requiring the approval of holders of a majority of the shares of stock entitled to vote thereon that are present in person or represented by proxy at the meeting and are voted for or against the matter, which includes the ratification of the appointment of Ernst & Young as the Company's independent registered public accounting firm, and the approval, on an advisory basis, of the compensation of the Company's Named Executive Officers, an abstention will have no impact on the outcome of the vote with respect to such proposals.

How will Move solicit proxies?

        We have retained Broadridge to assist in the distribution of proxy materials. We will bear the costs and expenses of preparing and mailing proxy solicitation materials for the annual meeting and will reimburse brokerage firms and others for their reasonable out-of-pocket expenses for forwarding proxy solicitation materials to stockholders. We have not retained a proxy solicitation service to assist in soliciting proxies. If, however, a proxy solicitation service is retained, we will bear the costs of such service. Proxies may also be solicited in person, by telephone, or by facsimile by our directors, officers and employees without additional compensation being paid to these persons.

PROPOSAL 1—ELECTION OF DIRECTORS

        Our Bylaws provide that the authorized number of directors may be fixed by resolution of the Board from time to time; provided, however, that the number of directors shall not be decreased below six (6) directors nor increased above ten (10) directors without stockholder approval. As of last year's annual meeting on June 12, 2013, the number of directors had been fixed by the Board at seven (7). Accordingly, the Board is proposing the re-election by the stockholders of the six (6) directors named in this proposal, to serve in addition to a seventh director which the NAR has the right to elect pursuant to its ownership of the sole outstanding share of our Series A Preferred Stock.

        Pursuant to our Restated Certificate of Incorporation, the terms of the directors who were elected at our annual meeting of stockholders in 2013 all expire at this 2014 annual meeting. Accordingly, all directors will be elected at the 2014 annual meeting for a term of one year. The Restated Certificate of Incorporation also provides that, notwithstanding the above, each director shall hold office until such director's successor is elected and qualified, or until such director's earlier death, resignation or removal.

        Unless otherwise instructed, the proxy holders will vote the proxies received by them for the director nominees named on the Notice and the proxy card. If any nominee is unable or declines to serve as a director at the time of the annual meeting, the proxies will be voted for any nominee designated by the present Board to fill the vacancy. Each of the nominees named on the Notice and proxy card has agreed to serve as director, if elected.

        The nominees nominated by the Governance and Nominating Committee of our Board for election as directors by the holders of our common stock are as follows:

  •
  Joe F. Hanauer;

  •
  Steven H. Berkowitz;

  •
  Jennifer Dulski;

  •
  Kenneth K. Klein;

  •
  V. Paul Unruh; and

  •
  Bruce G. Willison.

        As described elsewhere herein, the NAR has indicated its intent to re-elect Catherine B. Whatley as the Series A Director.

        Information about these nominees and our executive officers is set forth below in the section entitled "Management—Directors and Executive Officers."

Recommendation of the Board of Directors

        THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" EACH OF THE DIRECTOR NOMINEES LISTED IN THE PROXY. THE PERSONS NAMED IN THE FORM OF PROXY WILL VOTE THE PROXY AS SPECIFIED. IF THE PROXY IS EXECUTED AND RETURNED AND NO SPECIFICATION IS MADE WITH RESPECT TO A DIRECTOR NOMINEE, THE PROXY WILL BE VOTED "FOR" THE ELECTION OF EACH NOMINEE.

 PROPOSAL 2—RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM

        The Audit Committee of the Board has selected Ernst & Young LLP as the Company's independent registered public accounting firm for the current fiscal year ending December 31, 2014. The Audit Committee has also pre-approved the engagement of Ernst & Young LLP to perform reviews of federal and state tax returns, prepare Canadian tax returns, and provide advisory and related services to the Company during 2014. Although ratification by the stockholders of the selection of Ernst & Young LLP as the Company's independent registered public accounting firm is not required by law or by the Bylaws of the Company, the Audit Committee believes it is appropriate to seek stockholder ratification of this appointment in light of the critical role played by the independent registered public accounting firm in auditing the Company's financial statements. If this selection is not ratified at the annual meeting, the Audit Committee may reconsider its selection of an independent registered public accounting firm for the fiscal year ending December 31, 2014.

        One or more representatives of Ernst & Young LLP are expected to be present at the annual meeting and will have an opportunity to respond to appropriate questions and make a statement if they desire to do so.

Fees Billed for Services Rendered by Independent Registered Public Accounting Firm

        Ernst & Young LLP serves as the Company's principal independent registered public accounting firm and, in such capacity, audited the Company's financial statements for the fiscal years ended December 31, 2013 and December 31, 2012. The fees billed to us in those fiscal years for Ernst & Young LLP's services were as follows:

	Year ended December 31, 2013	Year ended December 31, 2012
Audit Fees(1)	$994,000	$857,000
Audit-Related Fees(2)	—	23,000
Tax Fees(3)	59,000	63,000
All Other Fees(4)	—	—

Total Fees	$1,053,000	$943,000

(1)
"Audit Fees" are fees billed by Ernst & Young LLP for professional services rendered for the audit of the Company's financial statements for fiscal years 2013 and 2012, for the auditor's report on the effectiveness of internal control over financial reporting as of December 31, 2013 and December 31, 2012, for the review of the Company's financial statements included in the Company's quarterly reports on Form 10-Q filed with the SEC during 2013 and 2012, for services that are normally provided by auditors in connection with statutory and regulatory filings or engagements, and, in 2013, for services provided in connection with the Company's issuance of convertible senior notes in August 2013.

(2)
"Audit-Related Fees" are fees billed by Ernst & Young LLP for 2012 for assurance and related services that are reasonably related to the performance of the audit or review of the Company's financial statements and are not reported above under the caption "Audit Fees." These services primarily relate to accounting and auditing consultation.

(3)
"Tax Fees" are fees billed by Ernst & Young LLP for 2013 and 2012 for professional services rendered for tax compliance, tax advice and tax planning for the Company, and includes preparation of Canadian tax returns, review of the Company's federal U.S. tax return, review of certain state tax returns, and assistance with documentation of the validity of the Company's net operating loss carry-forwards.

(4)
No other fees were billed by Ernst & Young LLP for professional services rendered during 2013 and 2012 other than as stated above under the captions "Audit Fees," "Audit-Related Fees" and "Tax Fees."

        The Audit Committee's policy is to approve in advance all audit services and permitted non-audit services provided by the Company's independent registered public accounting firm. In 2013 and 2012, the Audit Committee approved, in advance, all services provided by the independent registered public accounting firm and the related fees. Those services involved only audit services, audit accounting consultation and general corporate tax services. In addition, the Audit Committee has authorized its financial expert to pre-approve on behalf of the Audit Committee auditing and permitted non-auditing services of $50,000 or less to be provided by Ernst & Young LLP or any other accounting services firms, with the Audit Committee financial expert to report each pre-approval of services to the full committee at its next scheduled meeting after such pre-approval.

        The Audit Committee did not utilize the "waiver of pre-approval" provisions set forth in the applicable rules of the SEC to approve any of the audit and non-audit services described above for Ernst & Young LLP.

Recommendation of the Board of Directors

        THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2014. THE PERSONS NAMED IN THE FORM OF PROXY WILL VOTE THE PROXY AS SPECIFIED. IF THE PROXY IS EXECUTED AND RETURNED AND NO SPECIFICATION IS MADE, THE PROXY WILL BE VOTED "FOR" THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP.

 PROPOSAL 3—ADVISORY VOTE TO APPROVE NAMED EXECUTIVE COMPENSATION

        In accordance with the requirements of Section 14A of the Exchange Act and related SEC rules, our stockholders have an opportunity to vote to approve, on a non-binding, advisory basis, the compensation of the Company's Named Executive Officers as disclosed in this proxy statement in accordance with the compensation disclosure rules of the SEC. We intend to provide our stockholders with an annual opportunity to approve, on an advisory basis, our executive compensation program.

        As described below in the "Compensation Discussion and Analysis," we seek to closely align the interests of our Named Executive Officers with the interests of our stockholders. Our compensation programs are designed to reward our Named Executive Officers for the achievement of short-term and long-term strategic and operational goals and the achievement of increased total stockholder return, while at the same time avoiding the encouragement of unnecessary or excessive risk-taking.

        The vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the overall compensation of our Named Executive Officers, and the philosophy, policies and practices, described in this proxy statement in accordance with the compensation disclosure rules of the SEC. The vote is advisory, which means that the vote is not binding on the Company, the Board, or the Management Development and Compensation Committee of the Board. However, we value the opinions of our stockholders, and the Management Development and Compensation Committee will review the voting results and take them into consideration when making future decisions regarding executive compensation as it deems appropriate.

        Accordingly, we ask our stockholders to vote to approve the following resolution at the annual meeting:

    "RESOLVED, that the Company's stockholders approve, on an advisory basis, the compensation of the Named Executive Officers, as disclosed in the Company's Proxy Statement for the 2014 Annual Meeting of Stockholders, pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the 2013 Summary Compensation Table and the other related tables and disclosures."

Recommendation of the Board of Directors

        THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION PAID TO THE COMPANY'S NAMED EXECUTIVE OFFICERS. THE PERSONS NAMED IN THE FORM OF PROXY WILL VOTE THE PROXY AS SPECIFIED. IF THE PROXY IS EXECUTED AND RETURNED AND NO SPECIFICATION IS MADE, THE PROXY WILL BE VOTED "FOR" THE PROPOSAL.

 MANAGEMENT

Directors and Executive Officers

        The following table sets forth information regarding our nominees for election as directors and our executive officers. We have included below certain information about the nominees for election as directors. The Board for the Company has concluded that the skills, qualifications and experience of each of the director nominees supports such nominee's membership on the Company's Board.

Name	Age	Position
Joe F. Hanauer	76	Director; Chairman of the Board
Steven H. Berkowitz	55	Director and Chief Executive Officer
Jennifer Dulski	42	Director
Kenneth K. Klein	70	Director
V. Paul Unruh	65	Director
Catherine B. Whatley	63	Director (Designated by Series A Stockholder)
Bruce G. Willison	65	Director
Rachel C. Glaser	52	Chief Financial Officer
John M. Robison	46	Chief Technology Officer
James S. Caulfield	50	Executive Vice President, General Counsel and Secretary
Raymond A. Picard	47	Executive Vice President, Sales

        Mr. Raymond A. Picard was hired as Executive Vice President, Sales of the Company effective April 15, 2013 and was designated an executive officer of the Company effective February 13, 2014.

        The following former executive officers of the Company left the Company in 2014: Mr. Frederick Scott Boecker (who resigned as Chief Product Officer of the Company effective February 28, 2014) and Mr. Errol G. Samuelson (who resigned as Chief Strategy Officer and President—realtor.com® of the Company effective March 5, 2014).

        By virtue of its ownership of our sole outstanding share of Series A Preferred Stock, the NAR has the right to elect the Series A Director. In addition, if there is any vacancy in the office of the Series A Director, then a director to hold office for the unexpired term of the Series A Director may be elected by the vote or written consent of the holder of the Series A Preferred Stock.

Directors

        Joe F. Hanauer has served as one of the Company's directors since November 1996, as vice chairman of the Board from November 2001 to January 2002, chairman of the Board since January 2002, and lead independent director since December 2004. He was the National Association of REALTORS® representative on the Board through November 2000. Since February 2013, Mr. Hanauer has been a director of HelpScore, Inc., a provider of web sites related to real estate and home ownership and operator of Porch.com. Since 1988, Mr. Hanauer, through Combined Investments, L.P., has directed investments in companies primarily involved in real estate and financial services. Mr. Hanauer is a former chairman and director of Grubb & Ellis Company, a former chairman and chief executive officer of Coldwell Banker Residential Group, Inc. and a member of the National Association of REALTORS®. Mr. Hanauer was a trustee of the Calamos Fund Complex, a fund complex of 19 portfolios, from 2001 to December 2009. Mr. Hanauer served as a director of MAF Bancorp Inc. from 1990 until its acquisition in August 2007. Mr. Hanauer serves as one of the Company's representatives on the Policy Advisory Board of the Joint Center for Housing Studies at Harvard University.

The Board believes Mr. Hanauer's expertise in the areas of real estate and financial services, his knowledge of the National Association of REALTORS®, his experience as chief executive officer of a public company, and his familiarity with the Company's history and business give him the experience, qualifications and skills to serve as a director for the Company.

        Steven H. Berkowitz has served as the Chief Executive Officer of the Company since January 21, 2009, and has served on the Board since June 2008. Mr. Berkowitz served as senior vice president of the Online Services Group at Microsoft Corporation, from May 2006 to August 2008. Prior to joining Microsoft in May 2006, Mr. Berkowitz served as chief executive officer and a director of Ask Jeeves, an online search engine, from January 2004 until August 2005, when the business was sold to IAC/InterActiveCorp. After acquisition by IAC/InterActiveCorp., Ask Jeeves was renamed IAC Search and Media, and Mr. Berkowitz served as its chief executive officer until May 2006. Mr. Berkowitz was president of the Web Properties Division of Ask Jeeves from May 2001 until December 2003.

The Board believes Mr. Berkowitz's executive level experience at Internet companies, including his experience as a chief executive officer at a public internet company, including his current role as Chief Executive Officer of the Company, gives him the experience, qualifications and skills to serve as a director for the Company.

        Jennifer Dulski has served as one of the Company's directors since October 5, 2012. Ms. Dulski has served as president and chief operating officer of Change.org, Inc., which operates an online petition platform, since January 2013. Until January 2013, Ms. Dulski led the product management team for shopping and product ads at Google. She joined Google in 2011 when it acquired The Dealmap, a company Ms. Dulski co-founded and for which she served as chief executive officer from 2007 until its acquisition. Prior to The Dealmap, Ms. Dulski served in multiple roles at Yahoo! Inc. from 1999 until 2007, with her last position as group vice president and general manager of Local and Commerce.

The Board believes Ms. Dulski's executive level experience at Internet companies, including her executive level experience in marketing and product management roles for such companies, give her the experience, qualifications and skills to serve as a director for the Company.

        Kenneth K. Klein has served as one of the Company's directors since August 1998. He is president and chief executive officer of a privately held group of companies involved in diversified residential and light commercial construction and land development, including Kleinco Properties, Inc., of which Mr. Klein has served as president and chief executive officer since 1980. Mr. Klein was national vice president of the National Association of Home Builders during the calendar years 1999 and 2000. Mr. Klein is a trustee of the National Housing Endowment. Previously, Mr. Klein chaired Habitat for Humanity International's board of directors, as well as the board of trustees of the Home Builders Institute. He also served on the board of directors of First Fidelity Bank, a regional bank headquartered in Oklahoma.

The Board believes Mr. Klein's experience as an executive at the National Association of Home Builders and his residential and commercial construction expertise give him the experience, qualifications and skills to serve as a director for the Company.

        V. Paul Unruh has served as one of the Company's directors since May 2003. For 25 years, Mr. Unruh worked at Bechtel, a privately held global engineering and construction services organization. Prior to his retirement in 2002, Mr. Unruh served as vice chairman of Bechtel Group, Inc. from January 2001 to December 2002 and president of Bechtel Enterprises, a development and financing subsidiary, from July 1997 to January 2001. During his 25-year tenure at Bechtel, Mr. Unruh held a number of management positions including treasurer, controller, and chief financial officer. Mr. Unruh has also been a director of URS Corporation, a provider of engineering, construction, and technical services, since March 2014; Symantec Corporation, a software company, since July 2005; and Heidrick & Struggles International, Inc., a provider of senior-level executive search and leadership services, since July 2004. Mr. Unruh also serves as the chair of Symantec's audit committee. Mr. Unruh was a director of VERITAS Software Corporation, a software company, from 2003 until its acquisition by Symantec in July 2005. Mr. Unruh is a licensed CPA in California.

The Board believes Mr. Unruh's senior management financial expertise and his prior experience with capital markets give him the experience, qualifications and skills to serve as a director for the Company.

        Catherine B. Whatley has served as one of the Company's directors, as the NAR representative, since June 2008. Ms. Whatley has also served as the NAR's representative on the board of directors of RealSelect, Inc., a wholly-owned subsidiary of the Company, since June 2008. Ms. Whatley currently serves on the executive committee and the board of directors of the NAR. She was the president of the NAR in 2003 and the immediate past president in 2004. Ms. Whatley has been president and owner of Buck & Buck, Inc. REALTORS® since 1986. Ms. Whatley served, until March 2010, as a member and vice chair of the board of directors of JEA, a municipally-owned utility authority, and she serves on several REALTORS® association non-profit boards.

The Board believes Ms. Whatley's real estate-related experience and expertise and her prior experience as President of the National Association of REALTORS® give her the experience, qualifications and skills to serve as a director for the Company.

        Bruce G. Willison has served as one of the Company's directors since December 2002. Since June 2011, Mr. Willison has served as Dean Emeritus at the UCLA Anderson School of Management. In addition, from January 2006 to June 2011, Mr. Willison served as Professor of Management at the UCLA Anderson School of Management, and from 1999 to December 2005, served as Dean of the UCLA Anderson School of Management. These appointments followed a 26-year career in the banking industry, most recently as president and chief operating officer of H.F. Ahmanson & Co., the parent company of Home Savings of America. In addition, Mr. Willison has served as a director of Grandpoint Bank, a community bank headquartered in Los Angeles, since June 2011. Mr. Willison has also been a director of Health Net, Inc., an integrated managed care organization, since 2000, and a trustee of the SunAmerica Series Trust, a fund complex of 59 portfolios, since 2001. Mr. Willison was a director of IndyMac Bancorp. Inc., the parent company of IndyMac Bank, from July 2005 to July 2008.

The Board believes Mr. Willison's management expertise, his experience in the banking and financial industries, and his experience as a director of multiple public companies give him the experience, qualifications and skills to serve as a director for the Company.

Executive Officers (other than Mr. Berkowitz, described above)

        Rachel C. Glaser became the Company's Chief Financial Officer on January 4, 2012. Ms. Glaser previously served as the chief financial officer and chief operating officer of MyLife.com, Inc., an Internet-based people search business, from April 2008 to November 2011. She also served as a senior vice president and finance officer for the Operations Finance and Corporate Finance units of Yahoo! Inc. from May 2005 to April 2008. Ms. Glaser also served from 1986 to 2005 in a variety of capacities with The Walt Disney Company, including as vice president—operations and business planning for its Disney Consumer Products division from her appointment to that position in 2004 until April 2005. In addition, Ms. Glaser has served on the board of directors of Sport Chalet, a public company, since August 2010.

        John M. Robison became the Company's Chief Technology Officer on February 13, 2012. Mr. Robison served as vice president—DVD product development (June 2011 to January 2012) and in other senior management positions at Netflix, Inc. Such other positions included vice president, IT-operations (from March 2010 to June 2011), director of operations support (from December 2009 to March 2010) and director of engineering (from April 2009 to November 2009). Prior to joining Netflix, Mr. Robison served as chief technology officer at Graspr, a social networking business focused on instructional videos, from June 2008 to March 2009 and served as senior vice president—product development and technology at SideStep, an Internet travel search company, from June 2006 to January 2008. Mr. Robison also served from November 1996 to May 2006 in a variety of capacities with Yahoo!, Inc., including as vice president—premium services infrastructure and vice president—engineering.

        James S. Caulfield has served as Executive Vice President, General Counsel and Secretary of the Company since October 2006. Mr. Caulfield has been a member of our legal department since February 2004 and has also served as our Senior Vice President, Deputy General Counsel and Assistant Secretary from March 2006 to October 2006. Prior to joining us, Mr. Caulfield was vice president and general counsel of Lincoln Financial Advisors Corporation, a financial planning firm, from March 2002 to February 2004.

        Raymond A. Picard became the Company's Executive Vice President, Sales on April 15, 2013. Mr. Picard served as vice president of Americas for the Information Intelligence Software Group at EMC Corporation, a provider of IT data storage solutions, from August 2011 to April 2013. From September 2009 to July 2011, Mr. Picard served as president of Worldwide Field Operations at Hara Software, a provider of cloud-based software. Prior to joining Hara Software, Mr. Picard spent ten years in senior management positions for Interwoven, Inc.

 MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

        Other than Mr. Berkowitz, due to his position as our Chief Executive Officer, and Ms. Whatley, as a member of the Board of Directors and Executive Committee of the NAR and the person currently elected to our Board by the NAR, the Board has determined that each member of the Board meets the requirements for being "independent" as defined by applicable law, SEC rules and regulations, and NASDAQ listing standards, each as they may be interpreted and amended from time to time.

        The Board held a total of 12 meetings during the year ended December 31, 2013. Each director attended 75% or more of the aggregate meetings of the Board and of the Board committees on which they served during 2013.

        The Board has the following standing committees: an Audit Committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended; a Management Development and Compensation Committee; and a Governance and Nominating Committee. Each of these committees has a written charter, and such charters, as well as our corporate governance guidelines and Code of Conduct and Business Ethics, can be found on our website at http://investor.move.com, by clicking on "Corporate Governance."

Audit Committee

        The Audit Committee's principal functions are to:

  •
  independently and objectively monitor the periodic reporting of our financial condition and results of operations, including risk-management oversight relating to such reporting;

  •
  monitor reviews of the adequacy of the accounting and financial reporting processes and systems of internal control conducted by our independent registered public accountants and financial and senior management, including risk-management oversight relating to those functions;

  •
  review and evaluate the independence and performance of our independent registered public accountants;

  •
  review and approve related party transactions and oversee risk management in such areas as the Company's related party transaction approval process and compliance with the Company's Code of Conduct and Business Ethics;

  •
  retain and manage the relationship with our independent registered public accountants;

  •
  facilitate communication among our independent registered public accountants, management and the Board;

  •
  oversee the Company's internal audit function; and

  •
  oversee the Company's legal and regulatory compliance.

        Our Audit Committee consists of Messrs. Klein, Willison and Unruh. Each of the members of the Audit Committee meets the standards of independence applicable to audit committee members under applicable SEC rules and NASDAQ listing standards. The Board has determined that Mr. Unruh meets the requirements of an "audit committee financial expert" as defined in SEC rules and regulations. The Audit Committee held eight (8) meetings during 2013.

Management Development and Compensation Committee

        The Management Development and Compensation Committee's principal functions are to:

  •
  review the ongoing development of our leadership development programs, succession plan (including for the CEO), mission statement and operating values;

  •
  review and approve goals and objectives relevant to the chief executive officer's compensation, evaluate his performance in light of those goals and objectives, and set his compensation level (including, but not limited to, salary, long-term and short-term incentive plans, retirement plans, deferred compensation plans, equity award plans, and change in control or other severance plans, as the committee deems appropriate) based on this evaluation;

  •
  review and approve our overall compensation policies, including as they relate to the Board, our chief executive officer and other executive officers and our other officers and employees;

  •
  review and approve the compensation levels for executive officers (including, but not limited to, salary, long-term and short-term incentive plans, retirement plans, deferred compensation plans, equity award plans, and change in control or other severance plans, as the committee deems appropriate);

  •
  review the risks associated with the Company's compensation programs and ensure that such compensation programs reflect market standards and best practices; and

  •
  administer and make recommendations to the Board with respect to our incentive-compensation plans and equity-based compensation plans.

        Our Management Development and Compensation Committee consists of Messrs. Hanauer and Willison. Each of these directors is a non-employee director within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, an outside director within the meaning of Section 162(m) of the Internal Revenue Code, and an independent director under applicable SEC rules and NASDAQ listing standards. The Management Development and Compensation Committee held seven (7) meetings during 2013. The Management Development and Compensation Committee may delegate to the extent permitted by applicable law, SEC rules and NASDAQ listing standards, to one or more members of the committee or to an officer, the power to designate officers and employees of the Company and its subsidiaries who will receive awards, and the number and type of awards, under the Company's incentive compensation plans and equity-based incentive plans. See the "Compensation Discussion and Analysis" section of this proxy statement for further discussion of the committee's processes and procedures for the consideration and determination of executive compensation, including the role of executive officers and compensation consultants in determining or recommending the amount or form of executive compensation.

Governance and Nominating Committee

        The Governance and Nominating Committee's principal functions are to:

  •
  identify and make recommendations to the Board on individuals qualified to serve as our Board members;

  •
  review and re-evaluate our corporate governance guidelines;

  •
  review and recommend the re-nomination of incumbent directors;

  •
  review and recommend appointments to other committees;

  •
  maintain a process for stockholder communications with Board members;

  •
  lead the Board in its annual review of the Board's performance; and

  •
  perform other tasks, such as studying the size, committee structure and meeting frequency of the Board.

        Our Governance and Nominating Committee consists of Messrs. Hanauer and Klein and Ms. Dulski. (Ms. Dulski became a member of the committee in March 2013.) Each of these directors is an independent director under applicable SEC rules and NASDAQ listing standards. The committee held one (1) meeting during 2013.

        The Governance and Nominating Committee will consider all stockholder recommendations for candidates for the Board, which should be sent by stockholders to the Governance and Nominating Committee in the care of our Secretary, in accordance with the applicable timeliness and information requirements of our Bylaws, Delaware law, and the SEC rules. To facilitate consideration by the Governance and Nominating Committee, the recommendation should also be accompanied by a full statement of the qualifications of the recommended nominee and the consent of the recommending stockholder to be named in our proxy materials. In addition to considering candidates suggested by stockholders, the Governance and Nominating Committee considers potential candidates recommended by current directors, company officers, employees and others.

        Potential new directors are identified, screened, recommended and nominated by the Governance and Nominating Committee. The Governance and Nominating Committee screens all potential candidates in the same manner regardless of the source of the recommendation. Any vacancy on the Board will be filled by the affirmative vote of a majority of the Board members then in office, unless otherwise required by law or if the Board determines that the vacancy may be filled by the stockholders.

        The Governance and Nominating Committee has adopted the following criteria for the evaluation of director nominees:

  •
  the Board as a whole shall be appropriately diverse with members coming from targeted industries and a variety of career paths and skill sets, including experience in business and management, leadership and strategic planning and crisis response;

  •
  the Board seeks to attract members from several industries, including technology, the Internet, real estate, real estate finance or related activities, financial services, media, marketing, accounting and finance, education and other core industries related to the Company;

  •
  that a preponderance of the Board's members will have occupied positions in senior management, including CEO positions, with companies engaged in the industries referenced above and that the related companies will have generated at least $250 million in revenues annually;

  •
  all Board members must be able to meet the time commitment of active Board responsibility, and no candidate will be nominated for director if the Board determines that such candidate serves on a number of other boards of directors, or has extensive other obligations, that prevent such candidate from meeting the time commitments required for service on our Board;

  •
  the Board seeks members representing a diversity of skill sets in order to both enable the Board to consider the variety of issues it expects to consider, as well as to offer management the kinds of resources they may need to operate more effectively; and

  •
  Board members are sought who possess personal integrity and high moral and ethical standards, and who can be expected to be committed to represent the long-term interests of stockholders.

        The Governance and Nominating Committee has a formal policy with regard to the consideration of diversity in identifying nominees for the Board. That policy provides that the Governance and Nominating Committee, in nominating individuals for the Board, shall consider the extent to which nominees would contribute to the diversity of the Board as a whole. The Governance and Nominating Committee policy defines "diversity" as a variety of career paths, skill sets, professional experiences, educational experiences, industry backgrounds, viewpoints and other individual qualities and attributes, as well as differences in race and gender. The policy also provides that the Governance and Nominating Committee, in considering individuals for the Board, will seek to attract members from the following industries: technology; the Internet; real estate, real estate finance or related activities; financial services; media; marketing; accounting and finance; education; and other core industries related to the Company. The Governance and Nominating Committee plans to assess the effectiveness of the aforesaid policy by considering from time to time whether the committee's work is meeting that policy.

Stockholder Communications

        The Board provides a process for stockholders to send communications to the entire Board or any of the directors individually. Stockholders may send written communications to the Board, or to any of the individual directors, in the care of our Secretary at the Company's address noted above. All communications will be compiled by the Secretary and forwarded to the addressees or distributed at the next scheduled Board meeting.

        As provided in its Corporate Governance Guidelines, the Board encourages its members to attend our annual meeting of stockholders. All of the members of the Board attended our 2013 annual meeting.

Corporate Governance Matters

  Leadership Structure

        According to the Company's Bylaws, the roles of Chief Executive Officer and Chairman of the Board are to be distinct and not held by the same person. The Board believes such separation of roles is at present in the best interests of the Company. This structure helps ensure a greater role for the independent directors in the oversight of the Company and active participation of the independent directors in setting agendas and establishing priorities and procedures for the Board. This structure also helps the Chief Executive Officer focus on the management of the Company's day-to-day operations.

  Risk Oversight

        Companies face a variety of risks, including credit risk, liquidity risk, and operational risk. The Board believes an effective risk management system will (1) timely identify the material risks that the Company faces; (2) communicate necessary information with respect to material risks to senior executives and, as appropriate, to the Board or relevant committee of the Board; (3) implement appropriate and responsive risk management strategies consistent with Company's risk profile; and (4) integrate risk management into the Company's decision making.

        Although the full Board and all committees each considers risk management as part of its respective functions, our Board has designated the fully independent Audit Committee to take the lead in overseeing risk management in several areas important to the Company, such as financial controls, business transactions and integrity. The Company believes its leadership structure fosters an atmosphere of significant involvement in the oversight of risk at the Board level while benefiting from the independence of the Audit Committee. The Audit Committee receives input from management and advisors and makes periodic reports to the full Board based on briefings provided by management and advisors in these areas, as well as the committee's own analysis and conclusions regarding the adequacy of the Company's related processes. Accordingly, the Audit Committee will also, when necessary, consider risk-related matters without the presence of the chairman of the Board or management (including, without limitation, the Chief Executive Officer). The Board and its other committees also incorporate risk-management oversight into their respective functions. In addition, the Board encourages management to promote a corporate culture that incorporates risk management into the Company's strategies and day-to-day business operations.

Director Compensation

  Cash Compensation Structure in 2013

        Pursuant to resolutions adopted by the Board on July 13, 2012: (1) each non-employee director (other than any director who is entitled to a seat on our Board on a contractual basis, or who has agreed to waive Board-related compensation) receives an annual retainer of $30,000 in cash, which is paid in equal quarterly installments; (2) Mr. Hanauer, in his capacity as chairman of the Board, receives an additional annual cash retainer of $65,000, which is paid in equal quarterly installments; (3) the chair of the Audit Committee receives an additional annual cash retainer of $15,000, which is paid in equal quarterly installments; (4) the chair of the Management Development and Compensation Committee receives an additional annual cash retainer of $10,000, which is paid in equal quarterly installments; (4) each member of the Audit Committee other than the chair receives an additional annual cash retainer of $7,500, which is paid in equal quarterly installments; and (5) each member of the Management Development and Compensation Committee other than the chair receives an additional annual cash retainer of $5,000, which is paid in equal quarterly installments, with all such amounts being prorated for any partial year. In addition, prior to June 12, 2013, the chair of the Governance and Nominating Committee received an additional annual cash retainer of $6,000, and each member of the Governance and Nominating Committee other than the chair received an additional annual cash retainer of $3,000, both of which were paid in equal quarterly installments, with such amounts being prorated for any partial year. On June 12, 2013, the Board adopted resolutions increasing the additional annual cash retainer paid to the chair of the Governance and Nominating Committee to $10,000 and the additional annual cash retainer paid to each member of the Governance and Nominating Committee other than the chair to $5,000, both of which are paid in equal quarterly installments, with such amounts being prorated for any partial year. Pursuant to the resolutions adopted by the Board on June 13, 2012, directors also receive an annual restricted stock award, which is discussed below under "Director Compensation in 2013." Non-employee directors do not receive cash compensation for each meeting attended.

  Director Equity Compensation in 2013

        In June 2013, each non-employee director (other than any director who was entitled to a seat on our Board on a contractual basis) was granted a restricted stock award ("RSA") of 7,660 shares of common stock. The grants were made pursuant to our 2011 Incentive Plan. Mr. Hanauer, in his capacity as chairman of our Board, was granted an additional RSA of 7,659 shares of common stock, issued under our 2011 Incentive Plan. Each RSA will vest three years after the grant date, provided, however, that: (i) all such RSA shares will immediately vest if the director is not nominated for re-election, is nominated for re-election but is not elected, or must resign due to health reasons, or upon such director's death; (ii) a pro rata portion of such RSA shares will immediately vest upon the director's resignation or removal due to business conflicts with the Company; and (iii) a director's entitlement to all unvested RSA shares will terminate immediately upon the director's resignation or removal for other reasons. Mr. Berkowitz, who is both an employee and a director of the Company, and Ms. Whatley, who is NAR's representative on the Board by virtue of NAR's ownership of our sole outstanding share of Series A Preferred Stock, do not receive any compensation for her services as directors.

        The following table summarizes the cash and equity compensation paid by the Company in 2013 to the members of the Board for all services rendered in all capacities, other than to Mr. Berkowitz, our Chief Executive Officer, whose compensation is disclosed in the "Summary Compensation Table" later in this proxy statement.

DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
Joe F. Hanauer	108,000	179,998	287,998
Jennifer Dulski	33,250	90,005	123,255
Kenneth K. Klein	49,000	90,005	139,005
V. Paul Unruh	37,500	90,005	127,505
Catherine B. Whatley(3)	—	—	—
Bruce G. Willison	47,500	90,005	137,505

(1)
Consists of the following amounts (which are described in the narrative preceding the table):

Director	Annual Retainer ($)	Committee Retainer ($)
Hanauer (chair of the Board and of the Governance and Nominating Committee)	95,000	13,000
Dulski	30,000	3,250
Klein (chair of the Audit Committee)	30,000	19,000
Unruh	30,000	7,500
Whatley	—	—
Willison (chair of the Management Development and Compensation Committee)	30,000	17,500
(2)
Reflects the fair value of such stock awards as of the applicable grant date, computed in accordance with Financial Accounting Standards Board's Accounting Standards Codification Topic 718 ("FASB ASC Topic 718"). The grant date fair value of the stock award is based on the fair market value of the underlying shares on the grant date.

          The following table shows, by grant date, the RSA shares granted to each director during 2013 (excluding Mr. Berkowitz, whose grants are disclosed in the "Grants of Plan-Based Awards for Fiscal Year 2013" table in this proxy statement):

Name	Grant Date	Number of Shares (#)	Grant Date Fair Value of Restricted Stock Award ($)
Hanauer	06/12/2013	15,319	179,998
Dulski	06/12/2013	7,660	90,005
Klein	06/12/2013	7,660	90,005
Unruh	06/12/2013	7,660	90,005
Whatley	—	—	—
Willison	06/12/2013	7,660	90,005

          The aggregate numbers of RSA shares held by each director as of December 31, 2013, are reflected in the following table (excluding Mr. Berkowitz, whose stock options, restricted stock units, and RSA shares held are disclosed in the "Outstanding Equity Awards at 2013 Fiscal Year End" table in this proxy statement):

Director	Restricted Stock (#)
Hanauer	42,347
Dulski	21,744
Klein	21,174
Unruh	21,174
Whatley	—
Willison	21,174
(3)
Ms. Whatley was not paid compensation for her services as a director of the Company in 2013 because she was entitled to a seat on our Board on a contractual basis.

        As of December 31, 2013, none of the directors (excluding Mr. Berkowitz, whose stock options, restricted stock units, and RSA shares held are disclosed in the "Outstanding Equity Awards at 2013 Fiscal Year End" table in this proxy statement) held stock options or restricted stock units.

Share Ownership Guidelines for Directors

        Prior to March 20, 2013, the Board, as recommended by the Management Development and Compensation Committee, required that each non-employee director (other than any director who is entitled to a seat on our Board on a contractual basis, or who has agreed to waive Board-related compensation) hold at least 12,500 shares of the Company's stock. On March 20, 2013, the Board, as recommended by the Management Development and Compensation Committee, adopted resolutions that replaced the foregoing stock ownership guidelines with a requirement that each non-employee director (other than any director who is entitled to a seat on the Board on a contractual basis, or who has agreed to waive Board-related compensation) hold at least a number of shares of the Company's stock equal in value to four times the annual cash retainer paid to non-employee members of the Board (the "Director Stock Ownership Minimum"). Each such non-employee director is expected to reach the Director Stock Ownership Minimum within four years after the later of: (i) March 20, 2013, or (ii) the date on which he or she becomes a non-employee director. In addition, in the event of any increase in the annual cash retainer paid to such non-employee members of the Board, each such non-employee director will have four years after the date of any such increase within which to acquire any additional shares needed to meet the Director Stock Ownership Minimum. Any non-employee director who has not reached the Director Stock Ownership Minimum by the date described above must hold and retain, until he or she meets such Director Stock Ownership Minimum, at least fifty percent (50%) of the shares remaining from the exercise of any stock option or the vesting of any restricted stock award (net of any such shares applied to satisfy tax obligations arising from such exercise or vesting). For 2013, each of our directors to whom this requirement applied was in compliance with this requirement.

 SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth information relating to beneficial ownership of our voting securities as of March 31, 2014, unless otherwise indicated, by:

  •
  each stockholder known by us to be the beneficial owner of 5% or more of any class of our voting securities;

  •
  each of our directors;

  •
  each of the Named Executive Officers listed in the "Summary Compensation Table" in this proxy statement; and

  •
  all of our directors and executive officers as a group (11 persons).

        Unless otherwise noted, the address for each stockholder listed is c/o Move, Inc., 10 Almaden Boulevard, Suite 800, San Jose, California 95113.

	Shares of Common Stock Beneficially Owned			Shares of Series A Preferred Stock(1) Beneficially Owned
Name of Beneficial Owner	Number		Percent	Number		Percent
FMR LLC	5,849,495	(2)	14.82%	—		—
245 Summer Street Boston, MA 02210
BlackRock, Inc.	2,730,793	(3)	6.92%	—		—
40 East 52nd Street New York, NY 10022
S.A.C. Capital Advisors, L.P.	2,577,480	(4)	6.53%	—		—
72 Cummings Point Road Stamford, CT 06902
Park West Asset Management LLC	1,985,574	(5)	5.03%	—		—
900 Larkspur Landing Circle, Suite 165 Larkspur, CA 94939
Steven H. Berkowitz	1,195,266	(6)	3.03%	—		—
National Association of REALTORS®	756,410		1.92%	1		100%
430 North Michigan Ave. Chicago, IL 60611
Errol Samuelson(7)	346,924	(8)	*	—		—
James S. Caulfield	321,514	(9)	*	—		—
Joe F. Hanauer	304,170	(10)	*	—		—
Rachel C. Glaser	179,876	(11)	*	—		—
John M. Robison	170,673	(12)	*	—		—
Bruce G. Willison	86,331	(13)	*	—		—
V. Paul Unruh	46,720	(14)	*	—		—
Kenneth K. Klein	52,934	(15)	*	—		—
Jennifer Dulski	28,786	(16)	*	—		—
Catherine B. Whatley	—	(17)	*	—	(17)	—
All of our directors and executive officers as of the date of this proxy statement, plus certain others, as a group (11 persons)	2,396,582	(18)	6.07%	—		—
As of March 31, 2014, a total of 39,481,523 shares of common stock were issued and outstanding.

*
Represents beneficial ownership of less than 1%.

(1)
We have issued one share of Series A Preferred Stock, which is held by the NAR. Although the Series A preferred stockholder is generally not entitled to notice of any stockholders' meetings or to vote on any matters with respect to any question upon which holders of our common stock or of any other series of our preferred stock have the right to vote, except as may be required by law (in which case, the Series A Preferred Stock would have one vote per share and would vote together with the common stock as a single class), the holder of Series A Preferred Stock is entitled to elect one member of our Board of Directors.

(2)
FMR LLC.    The information shown is as of February 13, 2014, and is based upon information disclosed by FMR LLC and Edward C. Johnson III in an amendment to a Schedule 13G filed with the SEC on February 14, 2014. Such persons reported that each of FMR LLC and Edward C. Johnson III has sole power to vote or direct the voting of 1,631,395 shares of our common stock, and sole power to dispose or direct the disposition of, 5,849,495 shares of our common stock. The shares listed in the table are beneficially owned by members of the family of Edward C. Johnson III and the following subsidiaries of FMR LLC: Fidelity Management & Research Company, Fidelity SelectCo, LLC, Pyramis Global Advisors, LLC, and Pyramis Global Advisors Trust Company.

(3)
BlackRock, Inc.    The information shown is as of December 31, 2013, and is based upon information reported by BlackRock, Inc. in an amendment to a Schedule 13G filed with the SEC on January 30, 2014, including that BlackRock, Inc. has sole power to dispose of, or direct the disposition of 2,730,793 shares of our common stock, and sole power to vote, or direct the voting of, 2,569,352 shares of our common stock. The shares listed in the table are beneficially owned by the following subsidiaries of BlackRock, Inc.: BlackRock Japan Co. Ltd.; BlackRock Institutional Trust Company, N.A.; BlackRock Fund Advisors; BlackRock Asset Management Canada Limited; Blackrock Investment Management (Australia) Limited; BlackRock Advisors, LLC; BlackRock Investment Management, LLC; BlackRock Investment Management (UK) Ltd; BlackRock Advisors (UK) Limited; and BlackRock International Limited.

(4)
S.A.C. Capital Advisors, L.P.    The information shown is as of December 31, 2013, and is based upon information disclosed by S.A.C. Capital Advisors, L.P.; S.A.C. Capital Advisors, Inc.; Sigma Capital Management, LLC; and Steven A. Cohen in an amendment to a Schedule 13G filed with the SEC on February 14, 2014. Such persons reported that S.A.C. Capital Advisors, L.P. and S.A.C. Capital Advisors, Inc. have shared power to vote or direct the voting of, and dispose or direct the disposition of, 1,202,480 shares of our common stock; that Sigma Capital Management, LLC has shared power to vote or direct the voting of, and dispose or direct the disposition of, 1,375,000 shares of our common stock; and that Steven A. Cohen has shared power to vote or direct the voting of, and dispose or direct the disposition of, 2,577,480 shares of our common stock.

(5)
Park West Asset Management LLC.    The information shown is as of March 11, 2014, and is based upon information disclosed by Park West Asset Management LLC and Peter S. Park in an amendment to a Schedule 13G filed with the SEC on March 25, 2014. Such persons reported that each of Park West Asset Management LLC and Peter S. Park have sole power to vote or direct the voting of, and dispose or direct the disposition of, 1,985,574 shares of our common stock.

(6)
Mr. Berkowitz.    Includes 45,000 RSA shares that are subject to vesting and non-transferable as of March 31, 2014. Also includes 941,718 shares issuable upon the exercise of options that will be vested and exercisable as of May 30, 2014.

(7)
Mr. Samuelson resigned from the Company effective March 5, 2014.

(8)
Mr. Samuelson.    Includes 342,096 shares issuable upon the exercise of options that vested prior to Mr. Samuelson's resignation from the Company effective March 5, 2014 and will be exercisable as of May 30, 2014. Also includes 4,828 shares otherwise owned by Mr. Samuelson.

(9)
Mr. Caulfield.    Includes 12,500 RSA shares that are subject to vesting and non-transferable as of March 31, 2014. Also includes 293,594 shares issuable upon the exercise of options that will be vested and exercisable as of May 30, 2014.

(10)
Mr. Hanauer.    Includes 42,347 RSA shares that are subject to vesting and non-transferable as of March 31, 2014. Also includes 101,587 shares held by Ingleside Interests, L.P. Mr. Hanauer is a general partner of this entity. Mr. Hanauer disclaims beneficial ownership of these shares except to the extent of his pecuniary interest in this entity.

(11)
Ms. Glaser.    Includes 50,000 RSA shares that are subject to vesting and non-transferable as of March 31, 2014. Also includes 109,999 shares issuable upon the exercise of options that will be vested and exercisable as of May 30, 2014.

(12)
Mr. Robison.    Includes 162,499 shares issuable upon the exercise of options that will be vested and exercisable as of May 30, 2014.

(13)
Mr. Willison.    Includes 21,174 RSA shares that are subject to vesting and non-transferable as of March 31, 2014.

(14)
Mr. Unruh.    Includes 21,174 RSA shares that are subject to vesting and non-transferable as of March 31, 2014.

(15)
Mr. Klein.    Includes 21,174 RSA shares that are subject to vesting and non-transferable as of March 31, 2014.

(16)
Ms. Dulski.    Includes 21,744 RSA shares that are subject to vesting and non-transferable as of March 31, 2014.

(17)
Ms. Whatley.    Ms. Whatley currently serves as a director of the NAR but disclaims beneficial ownership of the Series A Preferred Stock and all such common stock as she does not possess the voting or investment power regarding such stock. The NAR owns the sole outstanding share of our Series A Preferred Stock, in addition to the shares of common stock indicated further above in this table.

(18)
Directors and Executive Officers as a Group.    Includes the holdings of 11 individuals. Includes the holdings as of March 31, 2014 of our directors and executive officers as of the date of this Proxy Statement: Messrs. Berkowitz, Caulfield, Robison, Picard, Hanauer, Willison, Unruh, and Klein; and Mses. Glaser, Dulski, and Whatley. Mr. Samuelson's holdings are not included as he resigned from the Company effective March 5, 2014 and thus was not an executive officer as of the date of this Proxy Statement.

COMPENSATION DISCUSSION AND ANALYSIS

        In the paragraphs that follow, we will give an overview and analysis of our compensation program and policies and the material compensation decisions we have made, and the factors considered with respect to those decisions, under those programs and policies with respect to the following individuals, referred to herein as our "Named Executive Officers:"

  •
  Steven H. Berkowitz, our Chief Executive Officer (Principal Executive Officer);

  •
  Rachel Glaser, our Chief Financial Officer (Principal Financial Officer);

  •
  Errol Samuelson, our former Chief Strategy Officer and President—realtor.com® (Mr. Samuelson resigned effective March 5, 2014);

  •
  James S. Caulfield, our Executive Vice President, General Counsel and Secretary; and

  •
  John Robison, our Chief Technology Officer.

Compensation Policy Overview

        The Management Development and Compensation Committee (the "Committee") of the Board acts on behalf of the Board to discharge the Board's responsibilities relating to compensation of the Company's executive officers and directors. The Committee reviews and sets base salary levels, target incentive bonuses, and other elements of compensation each year for the Chief Executive Officer ("CEO") and other executive officers of the Company. The Committee also administers the Company's incentive and equity plans for all employees. In administering these plans and reviewing and setting the total compensation packages for the Company's executive officers, the Committee looks to several performance factors and objectives, which are described below. Generally, these same factors are used in determining the compensation for employees throughout the Company.

Consideration of Last Year's Stockholder Advisory Vote on Executive Compensation

        The Company considered the results of the management "Say on Pay" proposal presented to the stockholders for approval at our 2013 Annual Meeting, where over 97% of the stockholders who voted cast their shares to approve the compensation paid to the Company's Named Executive Officers. In light of the positive support the proposal received from the stockholders, the Company's compensation policies and decisions, explained in detail in this Compensation Discussion and Analysis section of this Proxy Statement ("CD&A"), continue to be focused on corporate and individual performance, and on objectives such as alignment of executive and stockholder interests, retention, motivation and reward, all to drive stockholder value. The Company has indicated that it will seek an advisory vote on executive compensation on an annual basis.

Compensation Objectives

        The Committee's overall philosophy and objective in compensating executive officers is to attract, motivate, reward and retain key executives and employees who are critical to the success of the Company. We believe this objective can be achieved through a compensation program that is based on corporate and individual performance and directly tied to increases in stockholder value and that provides a total compensation package that is competitive and enables the Company to attract, motivate, reward and retain key executives and employees. In furtherance of this objective, our program is designed to "pay for performance," align the interests of our executive officers with those of our stockholders and retain the services of executives upon whose special effort the successful operation of the Company is largely dependent. Compensation paid to our executive officers reflects the level of job responsibility, as well as individual and Company performance. As employees progress to higher levels in the Company, we believe that an increasing proportion of their pay should be linked to Company performance and stockholder returns since they are more able to affect the Company's results. Because the Named Executive Officers have the ability to make the most significant impact on stockholder value, a substantial amount of their compensation is related to Company performance.

  Pay for Performance

        The Committee believes compensation should incentivize and reward performance. Accordingly, the Committee designs our compensation programs to provide increased compensation for outstanding individual and Company performance. Likewise, where individual and/or Company performance falls short of expectations, the programs provide lower compensation. However, the objectives of pay-for-performance and retention must be balanced such that in periods of temporary downturns in Company performance, the programs will continue to ensure that successful high-achieving employees at all levels of the Company will remain motivated and committed to the Company.

        Key compensation elements the Committee considers and that are tied to both the Named Executive Officer's performance and the Company's performance include:

  •
  a base salary that may be increased based on a review of the executive's performance in his or her specific role with the Company, including within the context of Company growth or other performance;

  •
  an annual cash incentive bonus that is based on an assessment of the executive's performance against pre-determined quantitative and qualitative measures, within the context of the Company's overall performance;

  •
  equity incentive compensation in the form of stock options, the value of which is determined by Company performance and the improvement in the Company's stock price (resulting in an alignment of interests such that value arises only when the stockholders also gain value), and which options are subject to vesting based on continued employment with the Company; and

  •
  equity incentive compensation in the form of time-based RSUs (defined below) or RSAs, the value of which is determined by Company performance and the Company's stock price (resulting in an alignment of interests such that value increases as the stockholders also gain value), and which are subject to vesting based on continued employment with the Company over a specified vesting schedule.

        Base salary and cash incentive bonuses are designed to reward annual achievements and reflect the Named Executive Officer's contribution to Company performance, level of responsibility, experience and effectiveness. Equity compensation is designed to retain and motivate executives to achieve greater long-term results.

        As used in this proxy statement, an "RSU" refers to a restricted stock unit—meaning the right to receive shares of our common stock in the future. RSUs may be subject only to the continued employment of the grantee over a specified vesting schedule ("time-based RSUs"). RSUs may be subject to specified performance goals being met, commonly for a particular performance period specified for the award ("performance-based RSUs"). Regardless of particular restrictions, RSUs are subject to risk of forfeiture if the restrictions are not met or satisfied.

  Alignment with Stockholder Interests

        The Committee seeks to align the interests of our Named Executive Officers with those of our stockholders by evaluating executive performance on the basis of key financial measurements that it believes will closely correlate over time with long-term stockholder value. The primary compensation element used to align the Named Executive Officer's interests with those of our stockholders is equity incentive compensation in the form of stock options and time-based RSUs or RSAs. The Company's equity ownership policies and equity holding requirements also further this objective, and are discussed below under "Share Ownership Guidelines for Named Executive Officers."

  Retention of Key Employees

        Compensation should foster long-term employee commitment to the Company's sustained success. Although many Company employees receive a mix of both annual and long-term incentives, employees at higher levels have a greater proportion of their total compensation tied to longer-term performance because they are in a position to have a more substantial influence on long-term results. Key elements of compensation the Committee considers that may be tied to the retention of our Named Executive Officers include extended four-year vesting terms for equity incentive compensation, such as stock options and time-based RSUs.

  Additional Compensation Considerations

        Our compensation philosophy for all employees also applies to our Named Executive Officers, and includes the following considerations:

  •
  Compensation should reflect the value of the job in the marketplace.  To attract and retain a highly skilled work force, we must remain competitive with the pay of other employers who compete with us for talent.

  •
  Compensation policies should be clear to employees.  In order for compensation to be an effective motivator, employees should understand how their efforts and Company performance can affect their pay.

  •
  Compensation and benefit programs should be fair and equitable.  Although programs and individual pay levels will by their nature reflect differences in job responsibilities, the given market or geographic region, and related considerations, the overall structure of compensation and benefit programs should be broadly similar across the organization. Perquisites for executives should be rare and limited to those that are important to the executive's ability to effectively carry out his or her responsibilities.

The Committee's Processes

        The Committee utilizes a number of processes to ensure the Company's executive compensation program achieves its objectives. Among them are:

  Establishing and Assessing Company Performance

        The Committee reviews prior Company financial performance to assist in establishing the total compensation ranges at the outset of the year, as well as to determine cash incentive awards at the end of the year. The Committee annually makes the determination as to which financial measure or measures to use from the following group: revenue and/or revenue growth; Adjusted EBITDA (defined for this purpose as earnings before interest, taxes, depreciation, amortization, and certain other non-cash and non-recurring items, principally impairment charges, restructuring charges, litigation settlement charges, and stock-based compensation charges); net income and/or growth; earnings per share; operating cash flow; return on income; return on equity; and overall economic performance and growth in the industry. In 2013, the Committee used revenue and Adjusted EBITDA to measure overall corporate financial results, adjudging them appropriate measures for such purposes and as appropriately reflecting overall Company financial goals and performance.

        As more fully described below, in reviewing the applicable financial measures each year, the Committee generally relies upon a pre-determined formula with respect to the basis for payments under the cash incentive bonus plans, but uses discretion to make adjustments and may take into account other factors such as short-term changes in the business or economic environment, and individual officer contributions and performance. The formula allocates a certain percentage of the potential incentive bonus to the Company performance elements, as well as a percentage to the individual performance elements. The Committee establishes the weighting of the elements based upon considerations such as the person's position and ability to influence overall Company performance.

        In order to establish the specific Company financial targets on which the potential incentive bonuses are based, the executives present a proposed Company financial plan to the Committee. The Committee reviews the proposed plan to evaluate, with respect to such Company financial targets, the adequacy of the financial targets and whether they present an appropriate challenge, without unnecessary risk, in light of the given economic and industry environment and the Company's relative strategic position. The Committee then provides its modifications to management before approving the Company financial targets on which the potential incentive bonuses are based.

  Establishing and Assessing Individual Performance

        Individual performance has a strong impact on the compensation of the Named Executive Officers. With respect to the CEO, the Committee meets with the CEO in executive session annually at the beginning of the year to agree upon the CEO's performance objectives (both individual and Company goals). At the end of the year, the Committee meets in executive session to conduct a performance review of the CEO, based on achievement of the agreed-upon objectives for the year, including the CEO's self-evaluation, and a summary of the evaluations made by the other members of the Board. The assessment of the CEO is conducted by the entire Board and communicated to the CEO.

        For the other Named Executive Officers, the Committee receives a performance assessment and compensation recommendation from the CEO, and also exercises its judgment based on its and the Board's interactions with the executive officers over the course of the year. As with the CEO, the performance evaluation of these executives is based on achievement of pre-determined Company and individual objectives based on a percentage formula allocating potential incentive bonus amounts to Company financial targets and individual performance objectives. At the beginning of the year, the CEO solicits proposed individual performance objectives from each of the Named Executive Officers and then reviews these objectives to insure they are appropriate for the officer and the Company, providing modifications or additional objectives as the CEO believes necessary prior to sending to the Committee to review. The Committee evaluates the proposed objectives, providing its own modifications and additions in order to confirm that each executive is setting suitable objectives. With respect to these individual objectives, the Committee focuses on establishing personal criteria that are specific, challenging but achievable, and further the development of the individual as an executive, as well as the Company's business plan. At the end of the year, each executive provides a performance self-evaluation measured against the executive's pre-specified objectives. The CEO reviews each executive's performance and may modify the executive's own assessment as the CEO believes appropriate for presentation to the Committee. The CEO provides his or her assessment of performance to the Committee along with the corresponding recommended incentive bonus amount based on the pre-established potential percentage and the extent to which such executive has or has not met the delineated objectives. The Committee then provides its own performance evaluation of the Named Executive Officers to determine their total compensation and may make adjustments in its discretion taking into account individual officer contributions and performance. The full Board does not play a role in determining the compensation for the Named Executive Officers, with the exception of the Chief Financial Officer ("CFO"), for which the Audit Committee chairperson is consulted since the CFO's individual performance objectives consistently include support of the Audit Committee's activities throughout the year, and the CEO, as described above.

  Market Data

        The Committee considers competitive market compensation paid by other companies within the Company's peer group, but does not attempt to maintain a target percentile within a peer group or otherwise rely on that data to determine executive compensation. In 2011, the Committee retained a compensation consultant, Radford, an Aon Hewitt company ("Radford"), to review our compensation practices with respect to equity compensation, including a comparison against a peer group of companies (the "Radford 2011 Study"). Radford used a peer group it had identified in analysis it performed in 2010. The peer group selected consisted of nineteen companies in related industries reflective of our business model and competitive talent market, with revenues of approximately $90 million to $990 million. The following companies comprised the full peer group:

        1-800-Flowers.com; Alloy; Ancestry.com; Co-Star Group; Ehealth; InfoSpace; Internet Brands; Martha Stewart Living Omnimedia; PRIMEDIA; QuinStreet; SAVVIS; Shutterfly; TechTarget; The Knot; Tree.com (formerly Lending Tree); U.S. Auto Parts Network; United Online; ValueClick; and ValueVision Media.

        Radford analyzed published surveys and publicly available data to review the executive equity compensation programs of these companies in comparison with the Company's then-current practices in order to make equity compensation recommendations to the Committee. The Committee has not engaged a compensation consultant to update the Radford 2011 Study, and has generally continued to utilize the same structure for its equity compensation program. As described below, the Committee made use of this Radford 2011 Study in connection with the granting of time-vested stock options and time-based RSUs in 2013 to our Named Executive Officers.

  Role of Compensation Consultant

        Periodically, the Committee may utilize an outside compensation consultant to assist in reviewing and establishing compensation programs for the Named Executive Officers. In the past, the Committee has retained compensation consultants such as Radford to perform analysis and provide recommendations relating to compensation in areas such as salary, cash incentive plans and equity award programs. In 2011, the Committee retained Radford to provide the Radford 2011 Study discussed above, which included observations, analysis and recommendations relating to equity compensation, and which the Committee made use of in connection with equity grants made in 2013 to our Named Executive Officers. Such grants are addressed further in the "Executive Compensation for 2013" section of this "Compensation Discussion and Analysis," under "Equity Incentives."

        The Company's executives did not participate in the selection of Radford. During 2013, the Committee received advice from Radford with respect to the following: fund selections for the Registered Retirement Savings Plan that the Company offers to its employees located in Canada; equity compensation for our general employee base, specifically with respect to applying the Radford 2011 Study to equity compensation matters that arose in 2013 and revising the Company's written practices regarding equity compensation for our general employee base; and other related consulting services (e.g., proxy statement review).

        In addition, in 2013, the Company subscribed to Radford's market survey services, pursuant to which the Company received market data relating to employee compensation, which the Company utilized in making decisions regarding its employee base generally. The decision to subscribe to Radford's market survey services was made by the Company's management. In addition, Radford's parent company, Aon, provides broker and consulting services to the Company relating to our property and casualty insurance programs. The Company does not pay any direct fees to Aon with respect to such services.

        The Committee received a letter from Radford addressing their independence, including the following factors: (i) other services provided to the Company; (ii) fees paid by the Company as a percentage of Radford's total revenue; (iii) policies or procedures maintained by Radford that are designed to prevent a conflict of interest; (iv) any business or personal relationships between the individual consultants involved in the engagement and any member of the Committee; (v) any Company stock owned by the individual consultants involved in the engagement; and (vi) any business or personal relationships between the Company's executive officers and Radford or the individual consultants involved in the engagement. The Committee reviewed these considerations and concluded that the work of Radford did not raise any conflict of interest.

        The Company has not used the services of any other compensation consultant in matters affecting Named Executive Officer or director compensation. In the future, the Company or the Committee may engage or seek the advice of Radford or other compensation consultants.

  Role of Executive Officers in Compensation Determinations

        As noted above, the CEO and the Committee together assess the performance of the other Named Executive Officers and determine their compensation, following an initial recommendation from the CEO. The full Board also receives information regarding the CEO's assessment of the other executives, but does not play a role in determining the compensation for those executives, with the exception of the CFO, for which the Audit Committee chair is consulted.

Elements Used to Achieve Compensation Objectives

        Described below are the elements of compensation the Committee uses to achieve the compensation objectives discussed above. Following this discussion is a summary of executive compensation policies and programs in place for 2013.

  Annual Cash Compensation

  Base Salary

        Base salary is the fixed element of the executive's annual cash compensation. The value of base salary reflects the Named Executive Officer's level of responsibility, relative experience and breadth of knowledge, and internal pay equity. Base salaries are evaluated annually but are not automatically increased if the Committee believes that other elements of compensation, such as cash or equity incentives, are more appropriate in light of our stated compensation program objectives. This strategy is consistent with the Company's primary intent of weighting compensation towards achieving performance objectives.

  Cash Incentive

        As discussed above under "The Committee's Processes," the Committee, with input from the CEO, annually establishes a cash incentive bonus plan for each Named Executive Officer. The incentive bonus plan sets forth an incentive bonus potential for the executive and other terms, and each Named Executive Officer is also provided with his or her individual performance objectives for the year and the corporate performance goals for the Company. Our Named Executive Officers have an opportunity set forth in the applicable plan to earn a cash incentive bonus based on individual and Company performance at "target" levels for the year, and most have an additional opportunity set forth in the applicable plan to earn an additional cash incentive amount for individual and/or Company performance that is deemed to be exceptional. Because the executive officers have an increased ability to affect financial results, the Committee links a substantial proportion of their incentive compensation to the Company's financial performance. The allocated percentage can vary based on the executive's position, and generally reflects the ability that an executive in their position would have to influence Company performance as applicable.

        With respect to the individual performance element of incentive compensation, as discussed above, the executive is given an opportunity at the beginning of the year to prepare a list of his or her business objectives, and provide these to the CEO, who in turn discusses the objectives with the executive and presents the objectives, with any of the CEO's appropriate additional objectives or modifications, to the Committee. Individual performance goals will naturally vary among executives and from year to year, but generally focus on specific strategic and productivity goals designed to sustain and/or enhance the Company's success, often including internal and external relationship and leadership goals.

  Equity Awards

  Types of Awards

        The Company relies heavily on long-term equity-based compensation to compensate and incentivize its executive officers. The Committee's practice is to make grants of stock options and RSUs or a combination of these equity compensation vehicles based on employee performance and value to the Company, and to use grants to attract and hire talented professionals in key positions. The Committee does not have a policy that creates automatic equity grants each year, but instead reviews equity awards annually for the executives and other key employees.

        The Committee typically makes equity grants to executive officers in connection with significant increases in responsibilities, and periodically to achieve the Company's retention objective. Grants are based on the executive's level of responsibility, anticipated future contribution to Company results, past performance, peer group and comparable company data, and other relevant factors. The Committee considers the grant size and the appropriate combination of stock options and RSUs when making award decisions but does not adhere to any set formula for making such allocations.

        When determining the appropriate amount and combination of stock options and RSUs, the Committee also considers the accounting cost of these grants and other potential impacts on stockholders or the Company (for example, dilution), the number of outstanding shares available for grant, competitive market trends, the status of the executive's existing equity holdings from prior awards, if any, other components of the executive's compensation (e.g., by review of tally sheets), the potential benefits of options, RSAs and RSUs as a compensation tool and tax-related considerations.

        The Committee believes that equity grants using a combination of stock options and/or RSUs can be a useful method for balancing its objective of motivating the Named Executive Officers to deliver long-term value to our stockholders with rewarding the executive's performance. Stock options have value only to the extent the price of the Company's stock on the date of exercise exceeds the price of the Company's stock on the grant date, and thus are an effective compensation element only if the stock price grows over the term of the award. In this sense, stock options are a motivational tool and align management's interests with those of stockholders. Time-based RSUs offer executives the opportunity to receive shares of Company stock, subject to a vesting schedule commonly extending over several years. Such time-based RSUs can serve to reward, motivate and retain executives, since over time the value of the Company's stock, and therefore the RSU, will tend to be enhanced by positive performance by our executives.

  Grant Timing and Price

        Based on the Committee's equity grant practices, equity grants to executive officers and other key employees recommended by the CEO are generally considered annually in connection with the Committee's year-end review of management performance and executive compensation, notwithstanding the timing of the Company's annual earnings release or other disclosures. We do not coordinate the timing of equity award grants with the release of material non-public information.

  Other Elements

  Employment Agreements and Severance Benefits

        The Company has entered into employment agreements and/or executive retention and severance agreements with each of its Named Executive Officers. The agreements allow the Company to retain and attract highly-qualified executives, ensure the continued employment and dedication of these executive officers during potential change-in-control transactions, and generally promote stability among its Named Executive Officers which furthers the Company's overall success. Change-in-control benefits align executive and stockholder interests by enabling the executives to consider change-in-control arrangements that are in the best interests of the stockholders and other constituents of the Company without undue concern over whether the transaction would jeopardize their own employment. The potential severance and change-in-control benefits are more fully described below in "Potential Payments upon Termination or Change in Control." The potential benefit levels established by the Committee are based upon the executive's annual base and cash incentive compensation and generally do not provide severance or any other benefits in excess of one year. In addition, the agreements provide for accelerated vesting of equity awards upon certain triggering conditions. The Committee believes the terms and conditions triggering the severance benefits are competitive with similar positions in the Company's peer group and that these benefits create an appropriate balance to ensure executive commitment to the Company's business goals. Each Named Executive Officer has also committed not to solicit our employees for a period of one year following the termination of the executive's employment with the Company.

  Retirement and Welfare Benefits

        The Named Executive Officers generally are offered the same retirement and welfare benefits as the rest of the Company's full-time employees. These benefits include medical, vision and dental coverage, disability and life insurance and the Move 401(k) Plan (or the equivalent plan in Canada), which includes a limited Company-matching contribution feature. However, since 2011, our Named Executive Officers are not entitled or subject to any fixed amount of paid time off for vacation, floating holidays or illness, which arrangement is discussed further under the "Benefits Package" section of this proxy statement. The cost of retirement and welfare benefits is partially borne by the employee, including each Named Executive Officer.

  Perquisites

        The Company currently does not provide perquisites or personal benefits to the Named Executive Officers, the only exception for 2013 being limited in amount to $20,564, representing reimbursement to Mr. Samuelson of fitness club dues of $235 and Company-paid travel for his family of $20,329, per his agreement with the Company upon his promotion in February 2007 to President of realtor.com®, and which is set forth in the "Summary Compensation Table," under the "All Other Compensation" column.

Executive Compensation for 2013

        Utilizing the elements and processes described above, the following is a discussion of the Committee's 2013 compensation decisions for each of the Named Executive Officers.

  Base Salary

        As stated above, in order to attract and retain outstanding performers, the Company must provide an attractive base salary commensurate with the executive's experience and competitive against other employers. For 2013, the Committee reviewed and determined that the 2013 annual base salaries in effect for the Named Executive Officers were appropriate, and therefore no base salary increases were put into effect in 2013 with respect to them.

  Annual Cash Incentive Bonuses

        As discussed under "Elements Used to Achieve Compensation Objectives," the Committee, with input from both the CEO and the other executive officers, establishes target incentive bonus amounts, expressed as a percentage of base salary, at the beginning of each year. Incentive bonus payouts for the year are determined by the Company's financial results and individual performance results for the year, each relative to predetermined performance measures. The incentive bonuses paid for 2013 appear in the "2013 Cash Incentives Table" at the end of this "Annual Cash Incentive Bonuses" section and also in the "Summary Compensation Table" under the "Non-equity Incentive Plan Compensation" column. The total 2013 cash incentive opportunity for target performance for each Named Executive Officer was set at the percentage of annual base salary set forth opposite such officer's name in the below table, and such opportunity was allocated among annual Company financial goals and individual performance goals in the percentages set forth in the below table:

			Percent of Bonus Opportunity Allocated to:
	Bonus Opportunity for Target Performance (as Percentage of Base Salary)	Bonus Opportunity for Extraordinary Performance (as Percentage of Base Salary)
Name			Annual Company Financial Goals	Individual Performance Goals
Mr. Berkowitz	100%	100%	60%	40%
Ms. Glaser	50%	50%	60%	40%
Mr. Samuelson(1)	100%	100%	60%	40%
Mr. Robison	50%	50%	60%	40%
Mr. Caulfield	50%	50%	60%	40%

(1)
Mr. Samuelson resigned from the Company effective March 5, 2014. The Company did not pay a bonus to Mr. Samuelson with respect to performance during 2013 because Mr. Samuelson's incentive plan provided that a bonus would only be paid if Mr. Samuelson remained employed with the Company on the date on which the Company paid bonuses, which occurred on March 7, 2014.

        As shown in the above table, for Messrs. Berkowitz and Samuelson, actual incentive bonus amounts in the applicable cash incentive bonus plan could range from 0% of base salary for performance at or below a threshold level to 200% of base salary for exceptional performance. For Messrs. Caulfield and Robison and Ms. Glaser, the actual incentive bonus amount proposed could range from 0% of the executive's base salary for performance at or below a threshold level to 100% of base salary for exceptional performance.

        As discussed above, the Committee allocates annual cash incentives for Named Executives among achievement of Company financial goals and individual performance goals. The Committee incorporates flexibility into the annual cash incentive bonus opportunity to better reflect the evolving nature of our business, and for example may therefore adjust upward or downward the incentive bonus portions related to the Company and individual performance objectives.

        Although the Company financial and individual performance goals were set at levels the Committee believed were achievable, the maximum proposed incentive bonus set forth above for each Named Executive Officer would have required extraordinary performance for both the individual and Company financial measures. In 2013, none of the Named Executive Officers achieved such level of performance. Generally, the Committee sets the performance requirements for proposed target and maximum cash incentive bonus awards such that the relative ability to achieve these goals is consistent from year to year, as further described below.

  Company Financial Performance Element

        The Company financial performance element of the 2013 cash incentive bonuses was based on a financial matrix consisting of Adjusted EBITDA and revenue components. In order for an executive to earn a proposed cash incentive award based on this element, the Company had to exceed at least one of the "Threshold" performance goals of $30.5 million of Adjusted EBITDA and $220.0 million of revenue. Assuming at least one of the Threshold performance levels was exceeded, the extent of an executive's cash incentive award then depended, in part, upon the extent to which the Adjusted EBITDA and revenue components approached or met the "Target" performance levels. The Adjusted EBITDA and revenue goals for Target level performance were $34.4 million and $230.0 million, respectively. Assuming at least one of the Target performance levels is exceeded, the extent to which an executive might earn a cash incentive award in excess of his or her proposed target incentive bonus amount depends, in part, upon the extent to which the Adjusted EBITDA and revenue components approach or meet the "Extraordinary" performance levels, which in 2013 they did not. Attainment of the maximum proposed incentive bonus amount for the annual corporate financial performance element of the 2013 cash incentive bonuses would have required the Company to have achieved Adjusted EBITDA and revenue performance levels of $37.4 million and $235.0 million, respectively.

        Results of 2013 Performance Against Company Financial Performance Element.    In 2013, the Company did not achieve the annual Adjusted EBITDA "Threshold" performance level, and the Company exceeded the annual revenue "Threshold" performance level but did not fully achieve the annual revenue "Target" performance level. For 2013, Adjusted EBITDA and revenue for the Company were $28.6 million and $227.0 million, respectively, resulting in a combined achievement level for the Company financial performance element of 24.4%. Please see the "Non-Equity Incentive Plan Compensation" column in the "Summary Compensation Table" in this proxy statement for actual cash incentive amounts earned by our Named Executive Officers in 2013, as well as the "2013 Cash Incentives Table" at the end of this "Annual Cash Incentive Bonuses" section. The Committee set the 2013 performance objectives for the Company financial performance element at levels that were considered aggressive but achievable, recognizing the potential of the significant product and strategy changes undertaken over the past few years, and the hurdles associated with the continuing and unusually adverse state of the financial, mortgage and real estate markets. With the hiring in 2009 of a new Chief Executive Officer, in 2012 of a new Chief Financial Officer and Chief Technology Officer, and the hiring of still other key senior management executives in recent years, the Company re-evaluated all of its businesses, its overall strategy and its key operations and cost structure. Specifically, the Company has focused on such initiatives as reorganization of the Company along functional lines rather than business units, new product development, operating expense reductions and cost management, and development of an improved technology and data platform along with enhanced associated processes. Although this evaluation and refocus effort has continued to provide distinct advantages, it has taken time to reach a point where realization of significant financial benefits from these efforts can be expected.

  Individual Performance Objectives

        As discussed above, the Committee establishes individual performance objectives for each Named Executive Officer based upon his or her individual responsibilities, and confidential Company plans and targets, including those regarding significant new and existing customer and partner relationships, and strategic business goals. 2013 individual performance objectives, condensed, included the following:

  •
  Mr. Berkowitz—Achieve 2013 operational business plan objectives; deliver a strategic plan for 2014; enhance the Company's industry position, marketplace profile and relations; drive and support operational initiatives and teams within the Company that are key to strategic performance; achieve industry and partnering objectives; establish product, process and technology advances; and achieve key leadership goals;

  •
  Ms. Glaser—Achieve 2013 operational business plan objectives and create long-term enterprise value; drive financial results and systems automation and maintain compliance and risk management; and achieve key leadership objectives;

  •
  Mr. Samuelson—Perform with respect to core business plan, vision, strategy, competitive position, industry relations and positioning and business development; perform with respect to aligned business models, customers, key industry segments and partners; and achieve key leadership objectives;

  •
  Mr. Caulfield—Effectively manage the legal department, its workflow and related costs; perform with respect to litigation/dispute resolution and key relationships and processes; perform with respect to Company constituents; and foster a culture of effective collaboration, engagement and accountability; and

  •
  Mr. Robison—Perform with respect to key technology initiatives, processes, and platforms; perform with respect to core technology plan; foster a high-performing and flexible technology culture; and achieve key leadership objectives.

  Results of 2013 Performance against Individual Performance Objectives.

        The Committee evaluated the applicable individual objectives with respect to each Named Executive Officer and made determinations regarding achievement of the individual objectives by each executive consistent with the "2013 Cash Incentives Table," below. The Committee reviewed with the CEO (Mr. Berkowitz) the individual objectives for each of Ms. Glaser and Messrs. Caulfield and Robison and assessed each such Named Executive Officer's level of achievement against such objectives, taking into account the CEO's assessments as to each executive's performance. Mr. Samuelson was not eligible to receive a bonus with respect to performance during 2013 due to the fact that he resigned from the Company effective March 5, 2014, and his incentive plan provided that a bonus would only be paid if Mr. Samuelson remained employed with the Company on the date on which the Company paid bonuses, which occurred on March 7, 2014.

        The review and assessments by both Mr. Berkowitz and the Committee are subjective in nature, with no specific weights pre-attributed to any individual performance objective in determining a corresponding level or percentage of achievement. Generally speaking, a level of achievement of 100% of Target potential as proposed in an executive's plan (see the "2013 Cash Incentives Table," below) reflects satisfaction of the executive's individual objectives in accordance with expectations, whereas a level of achievement of less than that reflects that satisfaction of one or more of the objectives was not fully within all expectations. With respect to the possibility of an incentive bonus amount in excess of Target potential proposed under the plan (see "Individual Goals: Exceptional potential" in the "2013 Cash Incentives Table," below), such an award generally requires performance by the executive at a level above and beyond what was expected.

        Mr. Berkowitz—With respect to Mr. Berkowitz, and similar to the performance appraisals of our other Named Executive Officers, review and assessment by the Committee are subjective in nature, with no specific weights pre-attributed to any individual performance objective in determining a corresponding level or percentage of achievement. The Committee considered Mr. Berkowitz's individual objectives and determined, on a subjective basis, that Mr. Berkowitz's achievement of his individual objectives against Target expectations was at approximately the results shown in the "2013 Cash Incentives Table," below (see "Individual Goals: Target achievement"), with expectations as to execution across functional disciplines, and personal objectives relating to business growth and company profile, being capable of greater realization; and that his performance with respect to one or more of his individual objectives (i.e., strategic partnering and positioning, and product development) was beyond that expected, and performance was also particularly strong relating to other initiatives and circumstances undertaken or arising during the year and when considering the difficult real estate and mortgage market conditions continuing to prevail during 2013, as indicated at "Individual Goals: Exceptional achievement" in the "2013 Cash Incentives Table," below.

        Ms. Glaser—Our CEO determined, and the Committee agreed, on a subjective basis, that Ms. Glaser's achievement of her individual objectives against Target expectations was at approximately the results shown in the "2013 Cash Incentives Table," below (see "Individual Goals: Target achievement"), with expectations as to execution across functional disciplines being capable of greater realization and expectations associated with her personal objectives being met and exceeded, and that her performance with respect to one or more of her individual objectives (i.e., driving financial results and achievement of key leadership objectives, including objectives pertaining to relations with the Company's investors and to the Company's convertible debt financing during 2013) was beyond that expected, as indicated at "Individual Goals: Exceptional achievement" in the "2013 Cash Incentives Table," below.

        Mr. Caulfield—Our CEO determined, and the Committee agreed, on a subjective basis, that Mr. Caulfield's achievement of his individual objectives against Target expectations was at approximately the results shown in the "2013 Cash Incentives Table," below (see "Individual Goals: Target achievement"), with expectations as to execution across functional disciplines being capable of greater realization and expectations associated with his personal objectives being met and exceeded, and that his performance with respect to one or more of his individual objectives (i.e., performance with respect to key Company constituents and matters relating to the Board) was beyond that expected, as indicated at "Individual Goals: Exceptional achievement" in the "2013 Cash Incentives Table," below.

        Mr. Robison—Our CEO determined, and the Committee agreed, on a subjective basis, that Mr. Robison's achievement of his individual objectives against Target expectations was at approximately the results shown in the "2013 Cash Incentives Table," below (see "Individual Goals: Target achievement"), with expectations as to execution across functional disciplines being capable of greater realization and expectations associated with his personal objectives being met and exceeded, and that his performance with respect to one or more of his individual objectives (i.e., fostering a high performing and flexible technology culture) was beyond that expected, as indicated at "Individual Goals: Exceptional achievement" in the "2013 Cash Incentives Table," below.

Tabular Summary of 2013 Performance Results

        The following table presents both potential and actual non-equity incentive awards with respect to 2013 and our Named Executive Officers, as approved by the Committee and paid to the Named Executive Officers. It reflects levels of performance achieved with respect to Company performance goals and individual performance goals, and it reports the percent of each executive's incentive bonus opportunity, as proposed under his or her 2013 cash incentive plan, that was deemed earned and thus awarded for 2013:

2013 Cash Incentives Table

2013 Incentive Bonus Plan Feature	Mr. Berkowitz	Ms. Glaser	Mr. Samuelson(1)	Mr. Caulfield	Mr. Robison
Base Salary	$555,000	$341,000	$350,000	$300,000	$325,000
Company Financial Goals
TARGET plan-proposed potential	$333,000	$102,300	—	$90,000	$97,500
TARGET achievement	24.4%	24.4%	—	24.4%	24.4%
TARGET bonus awarded	$81,157	$24,931	—	$21,942	$23,762
EXCEPTIONAL plan-proposed potential	$333,000	$102,300	—	$90,000	$97,500
EXCEPTIONAL achievement	0%	0%	—	0%	0%
EXCEPTIONAL bonus awarded	$-0-	$-0-	—	$-0-	$-0-
Individual Goals
TARGET plan-proposed potential	$222,000	$68,200	—	$60,000	$65,000
TARGET achievement	90.0%	90.0%	—	100.0%	90.0%
TARGET bonus awarded	$199,803	$61,380	—	$60,000	$58,500
EXCEPTIONAL plan-proposed potential	$222,000	$68,200	—	$60,000	$65,000
EXCEPTIONAL achievement	49.5%	73.3%	—	50.0%	76.9%
EXCEPTIONAL bonus awarded	$110,000	$50,000	—	$30,000	$50,000
Totals
TARGET plan-proposed bonus potential	$555,000	$170,500	—	$150,000	$162,500
MAXIMUM plan-proposed bonus potential	$1,110,000	$341,000	—	$300,000	$325,000
ACTUAL bonus awarded	$390,960	$136,311	—	$111,942	$132,262
Percent of TARGET plan-proposed potential earned/awarded%	70.4%	79.9%	—	74.6%	81.4%
Percent of MAXIMUM plan-proposed potential earned/awarded%	35.2%	40.0%	—	37.3%	40.7%

(1)
As discussed above, the Company did not pay a bonus to Mr. Samuelson with respect to performance during 2013 because Mr. Samuelson's incentive plan provided that a bonus would only be paid if Mr. Samuelson remained employed with the Company on the date on which the Company paid bonuses, and Mr. Samuelson was no longer employed with the Company on March 7, 2014, the date on which bonuses earned in 2013 were paid.

  Equity Incentives

        As discussed above, the Committee retained Radford in 2011 to analyze the existing equity grants of the Company's senior management team, equity incentive programs of comparable companies and other related matters such as the parameters recommended by proxy consulting firms. Informed by this review (referred to above as the Radford 2011 Study), the Committee in 2013 granted to our Named Executive Officers time-vested stock options and awards of time-based RSUs. The Committee chose, therefore, to rely on these two forms of equity incentives to foster the long-term perspective and executive retention necessary for continued success in our business.

  Equity Grants in 2013—Stock Options and RSUs

        In 2013, the Committee made grants of stock options and time-based RSUs to our Named Executive Officers. These grants were consistent with the Company's general principles regarding equity awards, and the grants of time-based RSUs in 2013 reflect the relative difficulty of effectively leveraging financial performance-based RSUs when the residential real estate and mortgage market has continued to be slow to recover to normal historic levels. Consistent with our historical practice, stock options granted to our Named Executive Officers vest quarterly over a four-year time period, and time-based RSUs granted to them vest annually over a four-year time period, in each case subject to the executive's continued employment on each vesting date. The Committee adopted this approach to meet the challenges and opportunities of the Company over the long-term, to motivate executives, to foster executive retention and to better align executives' interests with long-term stockholder value creation. Equity awards granted to our executives are based on a number of considerations, such as: compensation analysis conducted by Radford (e.g., in the Radford 2011 Study), including analysis of equity incentive grants for similarly situated executives in the peer group identified by Radford; expected market trends; and the existing equity percentages of our Named Executive Officers at the time. While the Committee takes into account benchmark analysis conducted by Radford, in adopting these 2013 grants, it did not seek to target any specific percentile, consistent with its usual practice. Rather, consistent with its pay-for-performance philosophy, the Committee's intent for these 2013 grants was to adopt equity incentives to attract, retain and motivate executives in order to achieve outstanding and sustained Company performance for stockholders.

        On February 7, 2013, the Committee granted to the following Named Executive Officers (a) stock options that vest quarterly from the grant date over a forty-eight month period, subject to the executive's continued employment on each vesting date, and (b) time-based RSUs that vest annually from the grant date over a four-year time period, also subject to the executive's continued employment on each annual vesting date, in the following amounts:

Named Executive Officer	Number of Options Granted	Number of Time-Based RSU Shares Granted
Mr. Berkowitz	187,500	75,000
Ms. Glaser	75,000	30,000
Mr. Samuelson	75,000	30,000
Mr. Caulfield	40,000	16,000
Mr. Robison	60,000	30,000

        In making these grants, the Committee applied the policies and philosophy discussed earlier in this proxy statement regarding equity grants to the Company's executive officers and determined these awards upon consideration of the executive's level of responsibility, anticipated future contribution to Company results, past performance, peer group and comparable company data, achievement of an appropriate mix of equity and non-equity compensation, and other relevant factors. The Committee also considers the grant size and the appropriate combination of stock options and RSUs when making award decisions but does not adhere to any set formula for making such grants and allocations. Further details of these grants are included in the "Summary Compensation Table" and in the "Grants of Plan-Based Awards for fiscal Year 2013" table, each below.

  Employment and Severance Arrangements

        As discussed above, we have employment agreements and executive retention and severance arrangements with each of the Named Executive Officers. The terms of these arrangements were established taking into account the principles discussed in the "Compensation Objectives" section of this proxy statement. The terms of the severance arrangements of each Named Executive Officer are addressed under the "Employment-Related Agreements" and "Potential Payments Upon Termination or Change in Control" sections of this proxy statement.

  Benefits Package

        In 2013, the Named Executive Officers were entitled to the same retirement and welfare benefits as the rest of the Company's full-time employees, including medical and dental coverage, disability and life insurance and participation in the Move 401(k) Plan (or the equivalent plan in Canada). However, our Named Executive Officers, since 2011, have not been entitled or subject to any fixed amount of paid time off for vacation, floating holidays or illness.

  Share Ownership Guidelines for Named Executive Officers

        We require our Named Executive Officers, so long as they remain in such capacity, to own specified amounts of the Company's securities. The amount of the Company's securities that must be held is that amount whose value equals or exceeds a multiple of the executive's base salary. The multiple that applies is based upon the executive's position within the Company: for the CEO, the multiple is 2 (2x); and for the other Named Executive Officers the multiple is 1 (1x). The ownership requirement may be satisfied by holdings of the Company's common stock (whether owned as a result of the vesting of RSA or RSU awards, an open-market transaction or otherwise) and/or vested but unexercised stock options. The Company's share ownership guidelines also require that upon the exercise of any stock options or the vesting of any RSAs or RSUs, any Named Executive Officer who is not then in compliance with the above-described share ownership guidelines must hold and retain, until he or she is in compliance, at least fifty percent (50%) of the shares remaining from such exercise or vesting (net of any such shares applied to satisfy tax obligations arising from such exercise or vesting). Pursuant to resolutions adopted by the Committee on February 22, 2013, our current Named Executive Officers must satisfy these guidelines not later than by that date that is three years after the date on which each Named Executive Officer became a Section 16(b) officer of the Company. Deviation from these guidelines because of a personal hardship of any executive is permitted, if at all, only with the approval of the Committee.

  Anti-Hedging Policy

        The Company prohibits its directors, Named Executive Officers and all employees from engaging in hedging with respect to the Company's securities by prohibiting any trades in any put, call or other derivative on Company securities, from engaging in any short sale or equity swap of Company securities and from trading or establishing any similar interest or position relating to the future price of Company stock or securities.

  Tax Deductibility of Compensation

        Section 162(m) of the Internal Revenue Code (the "Code") disallows the deduction for certain compensation in excess of $1 million paid to certain executive officers of the Company, unless the compensation qualifies as "performance-based" as defined in the Code and applicable regulations. Compensation paid under the Company's incentive plans does not currently qualify as "performance-based" under Section 162(m). For 2013, approximately $2,972,000 of taxable compensation paid to Mr. Berkowitz and Mr. Samuelson was not deductible by the Company under Section 162(m), an impact that was offset by the Company's continuing ability to utilize net operating loss carry-forwards from prior years to reduce 2013 taxable income at the federal level and for virtually all States.

RISKS RELATED TO COMPENSATION PRACTICES AND POLICIES

        In establishing or maintaining compensation practices for the Company's executives and other employees, we consider not only reward and motivation, but risk as well. Accordingly, the Company reviewed its compensation policies and practices for 2013 in relation to the risks that might be introduced or encouraged. Specifically, we considered the Company's compensation approaches applicable across its employee base consisting of, in particular, commission programs for sales personnel and other programs for other personnel. The commission compensation approach we use regarding sales personnel includes various conditions and controls (such as minimum threshold requirements for the earning of a commission, criteria to test for valid sales, claw-backs to address collection issues, early termination of contracts, and other controls). Also, our sales personnel do not generally set policy for the Company, are heavily focused on customer calls and sales contacts, are closely managed, and are subject to the Company's usual ethics and conduct norms and our various risk-management procedures where applicable.

        We also considered our compensation programs for non-sales personnel. Our target-based cash incentive program is characterized by a significant portion of any potential payout (60%) being tied directly to Company-wide financial performance, relating to revenue and Adjusted EBITDA. In addition, the balance of any potential payout (40%) is tied to additional performance objectives tailored to the Company's basic strategies and goals and to particular ways the individual can further those strategies and goals.

        We also considered the features of our equity-based incentive program. This program has features such as different performance periods, vesting/deferral periods, fixed maximum payouts and review, oversight and/or implementation by the Company's Management Development and Compensation Committee.

        Based on these considerations, the Company concluded that risks arising from its compensation policies and practices for its employees are not reasonably likely to have a material adverse effect on the Company.

 EXECUTIVE COMPENSATION

        The following compensation tables should be read in conjunction with the "Compensation Discussion and Analysis" above.

Summary Compensation Table

        The following table sets forth all compensation paid for services in the years presented to our chief executive officer, chief financial officer and our other three executive officers who served during 2013. We collectively refer to these persons as the "Named Executive Officers."

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)(1)		Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)		All Other Compensation ($)(4)	Total ($)
Steven H. Berkowitz	2013	555,000	—		709,500		1,142,944	390,960		3,500	2,801,904
Chief Executive	2012	547,459	—		648,000		1,041,840	513,384		3,000	2,753,683
Officer	2011	525,000	—		723,600		1,179,180	302,394		2,500	2,732,674
Rachel Glaser	2013	341,000	—		283,800		457,178	136,311		3,500	1,221,789
Chief Financial	2012	338,205	—		657,000		741,580	157,713		3,000	1,897,498
Officer(5)	2011	—	—		—		—	—		—	—
Errol Samuelson	2013	350,000	—		283,800		457,178	—	(6)	24,284	1,115,262
Chief Strategy Officer;	2012	343,716	—		936,000	(7)	289,400	295,775		9,181	1,874,072	(7)
President—	2011	325,000	—		201,000		327,550	196,482		9,585	1,059,617
realtor.com®(6)
James S. Caulfield	2013	300,000	—		151,360		243,828	111,942		—	807,130
Executive Vice	2012	293,716	—		432,000		138,912	138,764		—	1,003,392
President, General	2011	275,000	66,000	(8)	201,000		196,530	100,254		—	838,784
Counsel & Secretary
John Robison	2013	325,000	—		283,800		365,742	132,262		3,500	1,110,304
Chief Technology	2012	286,817	—		876,000		1,448,675	130,078		3,000	2,744,570
Officer(9)	2011	—	—		—		—	—		—	—

(1)
Stock Awards. Reflects the aggregate grant-date fair value of time-based RSUs and RSAs granted in the applicable year, as determined in accordance with FASB ASC Topic 718, based on the grant date value of the shares.

(2)
Option Awards. Reflects the aggregate grant-date fair value of option awards granted in the applicable year, as determined in accordance with FASB ASC Topic 718. The assumptions used in determining the fair values of the stock options are set forth in Note 13, "Stock Plans," to the Company's Consolidated Financial Statements, which are included in our Annual Report on Form 10-K for the year ended December 31, 2013, filed with the Securities and Exchange Commission on February 18, 2014.

(3)
Reflects annual cash incentive awards earned based on performance. For information regarding our 2013 annual cash incentive program, see the "Executive Compensation for 2013" discussion in the "Compensation Discussion and Analysis" section of this proxy statement.

(4)
For 2013, the amounts include: (i) for each Named Executive Officer, Company matching contributions to the 401(k) plan (or the equivalent plan in Canada), which are fully vested for each such executive; and (ii) for Mr. Samuelson, fitness club dues of $235 and Company-paid travel for his family of $20,329, agreed to upon his promotion in February 2007 to President of realtor.com®.

(5)
Ms. Glaser became our Chief Financial Officer on January 4, 2012.

(6)
Mr. Samuelson was not paid a bonus for 2013 because he resigned from the Company prior to March 7, 2014, the date on which bonuses earned in 2013 were paid.

(7)
Includes 80,000 shares that the Committee granted to Mr. Samuelson in connection with an anticipated reduction to his annual cash incentive bonus opportunity, which 80,000 shares were subsequently forfeited by Mr. Samuelson after the Committee determined that such reduction to Mr. Samuelson's incentive bonus opportunity was not in the best interests of the Company.

(8)
Represents a discretionary bonus amount awarded to Mr. Caulfield for 2011 by the Management Development and Compensation Committee in excess of his plan target potential under his 2011 cash incentive bonus plan.

(9)
Mr. Robison became our Chief Technology Officer on February 13, 2012.

Grants of Plan-Based Awards for Fiscal Year 2013

        The following table provides information about equity and non-equity awards granted to the Named Executive Officers in 2013.

							All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	Stock Option Awards: Number of Securities Underlying Options (#)(3)
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)								Grant Date Fair Value of Stock and Option Awards ($)(5)
									Exercise or Base Price of Option Awards ($ / Sh)(4)
Name	Grant Date	Threshold ($)	Target ($)		Maximum ($)
Berkowitz	—	—	555,000		1,110,000		—	—	—	—
	02/07/13	—	—		—		75,000	—	—	709,500
	02/07/13	—	—		—		—	187,500	9.46	1,142,944
Glaser	—	—	170,500		341,000		—	—	—	—
	02/07/13	—	—		—		30,000	—	—	283,800
	02/07/13	—	—		—		—	75,000	9.46	457,178
Samuelson(6)	—	—	—	(6)	—	(6)	—	—	—	—
	02/07/13	—	—		—		30,000	—	—	283,800
	02/07/13	—	—		—		—	75,000	9.46	457,178
Caulfield	—	—	150,000		300,000		—	—	—	—
	02/07/13	—	—		—		16,000	—	—	151,360
	02/07/13	—	—		—		—	40,000	9.46	243,828
Robison	—	—	162,500		325,000		—	—	—	—
	02/07/13	—	—		—		30,000	—	—	283,800
	02/07/13	—	—		—		—	60,000	9.46	365,742

(1)
Reflects cash incentive bonus opportunities at target and maximum performance levels as proposed under our 2013 cash incentive program. Payouts under the program depend upon performance during the 2013 year. Pursuant to the program there is no incentive bonus paid for achievement at or below a "threshold" performance level (but Named Executive Officers are able to earn a portion of the target amount). For information regarding our annual cash incentive program, see the "Executive Compensation for 2013" discussion in the Compensation Discussion and Analysis section of this proxy statement. The actual amount paid or payable to each Named Executive Officer in 2013 is reported under the "Non-Equity Incentive Plan Compensation" column in the "Summary Compensation Table" in this proxy statement.

(2)
Reflects grants of RSA shares and time-based RSU awards. The RSA shares and time-based RSUs vest in equal one-fourth portions on each of the first four anniversaries of the grant date.

(3)
Reflects awards of time-vesting stock options. The stock options vest ratably on a quarterly basis over four years following the date of grant.

(4)
The exercise price is equal to the closing market price of our common stock on the date of grant.

(5)
The grant date fair value of the awards is determined pursuant to FASB ASC Topic 718. See footnotes (1) and (2) to the "Summary Compensation Table" for a description of the grant date fair value determinations.

(6)
Mr. Samuelson resigned from the Company effective March 5, 2014. As his resignation was effective prior to bonuses earned in 2013 being paid, Mr. Samuelson was not paid a bonus for 2013.

Employment-Related Agreements

        The following describes the nature of employment-related agreements between the Company and each of our Named Executive Officers as of the end of 2013.

        Mr. Berkowitz.    On January 21, 2009, we entered into an employment agreement and Executive Retention and Severance Agreement with Mr. Berkowitz providing for the terms of his appointment and compensation as Chief Executive Officer of the Company. Mr. Berkowitz's Executive Retention and Severance Agreement was amended effective January 28, 2013 to provide for certain changes regarding the vesting and exercisability of equity awards in the event of the termination of Mr. Berkowitz's employment.

        Mr. Berkowitz's employment agreement provides for an annual base salary of $525,000, which was increased to $555,000 effective April 2, 2012, eligibility to participate in the health insurance, 401(k) and other benefits offered to senior executives of the Company, payment of certain travel, accommodation and related expenses associated with traveling between his residence in northern California and the Company's location in Westlake Village, California, payment of a driving service expense associated with travel between his residence and the Company's corporate headquarters, reimbursement of Mr. Berkowitz for attorneys' fees, up to $20,000, associated with the negotiation of his employment arrangement with the Company and reimbursement for actual and reasonable business expenses incurred on behalf of the Company. Mr. Berkowitz has never made any use of the driving service and we do not expect he will in the future. If the agreed reimbursements (e.g., for Company-related travel or expenses incurred on behalf of the Company in accordance with its Travel & Entertainment Policy) are subject to federal or state income taxes, his employment agreement provided for the Company to pay an amount necessary to place Mr. Berkowitz in the same after-tax position as he would have been in had no such taxes been imposed.

        Details of Mr. Berkowitz's severance benefits pursuant to his Executive Retention and Severance Agreement are addressed under the "Potential Payments Upon Termination or Change in Control" section of this proxy statement.

        Ms. Glaser.    On December 21, 2011, we entered into an employment agreement and Executive Retention and Severance Agreement with Ms. Glaser providing for the terms of her appointment and compensation as Chief Financial Officer of the Company. Ms. Glaser's employment agreement provides for an annual base salary of $341,000, eligibility to participate in the health insurance, 401(k) and other benefits offered to senior executives of the Company and reimbursement for actual and reasonable business expenses incurred on behalf of the Company. Ms. Glaser's Executive Retention and Severance Agreement was amended effective January 28, 2013, to provide for certain changes regarding the vesting and exercisability of equity awards in the event of the termination of Ms. Glaser's employment.

        Details of Ms. Glaser's severance benefits pursuant to her Executive Retention and Severance Agreement are addressed under the "Potential Payments Upon Termination or Change in Control" section of this proxy statement.

        Mr. Samuelson.    We entered into an employment agreement with Mr. Samuelson on August 1, 2007, and an Executive Retention and Severance Agreement on May 6, 2008, that provide for Mr. Samuelson's employment as our Executive Vice President and President of realtor.com® and Top Producer®. Mr. Samuelson's Executive Retention and Severance Agreement was amended effective January 28, 2013, to provide for certain changes regarding the vesting and exercisability of equity awards in the event of the termination of Mr. Samuelson's employment. Mr. Samuelson's employment agreement provides for an annual base salary of $325,000, which was increased to $350,000 effective April 2, 2012, and eligibility to participate in the health insurance, RRSP plan (i.e., the equivalent in Canada to a 401(k) plan) and other benefits offered to senior executives of the Company. Mr. Samuelson resigned from the Company effective March 5, 2014.

        Details of Mr. Samuelson's severance benefits pursuant to his Executive Retention and Severance Agreement are addressed under the "Potential Payments Upon Termination or Change in Control" section of this proxy statement.

        Mr. Caulfield.    On October 5, 2006, we entered into an employment agreement and Executive Retention and Severance Agreement with Mr. Caulfield that provides for his employment as our Executive Vice President, General Counsel and Secretary. Mr. Caulfield's Executive Retention and Severance Agreement was amended effective January 28, 2013, to provide for certain changes regarding the vesting and exercisability of equity awards in the event of the termination of Mr. Caulfield's employment. Mr. Caulfield's employment agreement provides for an annual base salary of $275,000, which was increased to $300,000 effective April 2, 2012, and eligibility to participate in the health insurance, 401(k) and other benefits offered to senior executives of the Company.

        Details of Mr. Caulfield's severance benefits pursuant to his Executive Retention and Severance Agreement are addressed under the "Potential Payments Upon Termination or Change in Control" section of this proxy statement.

        Mr. Robison.    On February 7, 2012, we entered into an employment agreement and Executive Retention and Severance Agreement with Mr. Robison providing for the terms of his appointment and compensation as Chief Technology Officer of the Company. Mr. Robison's Executive Retention and Severance Agreement was amended effective March 6, 2013 to provide for certain changes regarding the vesting and exercisability of equity awards in the event of the termination of Mr. Robison's employment. Mr. Robison's employment agreement provides for an annual base salary of $325,000, eligibility to participate in the health insurance, 401(k) and other benefits offered to senior executives of the Company and reimbursement for actual and reasonable business expenses incurred on behalf of the Company.

        Details of Mr. Robison's severance benefits pursuant to his Executive Retention and Severance Agreement are addressed under the "Potential Payments Upon Termination or Change in Control" section of this proxy statement. Each of the above-described employment agreements (not including the Executive Retention and Severance Agreements) can be terminated by either party at any time.

Outstanding Equity Awards at 2013 Fiscal Year End

        The following table provides information on the current holdings of stock option and stock awards by the Named Executive Officers.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Berkowitz	610,000	(2)	—		6.08	01/21/2019
	23,437	(3)	1,563	(3)	6.68	02/16/2020
	140,626	(4)	84,374	(4)	8.04	06/15/2021	45,000	(5)	719,550
	98,437	(6)	126,563	(6)	7.20	01/31/2022	67,500	(7)	1,079,325
	35,156	(8)	152,344	(8)	9.46	02/07/2023	75,000	(9)	1,199,250
Glaser	61,562	(10)	98,438	(10)	6.57	01/04/2022	75,000	(11)	1,199,250
	14,062	(8)	60,938	(8)	9.46	02/07/2023	30,000	(12)	479,700
Samuelson(13)	8,750	(14)	—		7.80	06/27/2015
	37,500	(15)	—		19.80	09/21/2016
	150,000	(16)	—		16.84	06/14/2017
	45,400	(17)	—		4.04	11/17/2018
	18,750	(18)	—		9.08	07/01/2019
	9,570	(19)	782	(19)	6.64	02/12/2020
	39,064	(4)	23,436	(4)	8.04	06/15/2021	12,500	(20)	199,875
	15,625	(6)	35,157	(6)	7.20	01/31/2022	37,500	(21)	599,625
	14,062	(8)	60,938	(8)	9.46	02/07/2023	30,000	(22)	479,700
Caulfield	25,000	(23)	—		19.52	02/27/2014
	6,251	(24)	—		9.00	09/23/2014
	7,500	(14)	—		7.80	06/27/2015
	12,500	(25)	—		25.52	04/03/2016
	8,125	(15)	—		19.80	09/21/2016
	75,000	(26)	—		21.72	12/14/2016
	25,000	(16)	—		16.84	06/14/2017
	80,000	(17)	—		4.04	11/17/2018
	15,000	(18)	—		9.08	07/01/2019
	7,031	(19)	469	(19)	6.64	02/12/2020
	23,437	(4)	14,063	(4)	8.04	06/15/2021	12,500	(27)	199,875
	13,125	(6)	16,875	(6)	7.20	01/31/2022	45,000	(28)	719,550
	7,500	(8)	32,500	(8)	9.46	02/07/2023	16,000	(29)	255,840
Robison	109,375	(30)	140,625	(30)	8.99	02/13/2022	75,000	(31)	1,199,250
	11,250	(8)	48,750	(8)	9.46	02/07/2023	30,000	(32)	479,700

(1)
Reflects the value as calculated based on the closing price of our common stock as of December 31, 2013, the last trading day in 2013 ($15.99).

(2)
Stock options granted to the executive on January 21, 2009, of which 75% vest ratably on a monthly basis over 36 months beginning on January 21, 2010. The remaining 25% were immediately vested and exercisable as of January 21, 2009.

(3)
Stock options granted to the executive on February 16, 2010, which vest ratably on a quarterly basis over four years beginning on February 16, 2010.

(4)
Stock options granted to the executive on June 15, 2011, which vest ratably on a quarterly basis over four years beginning on June 15, 2011.

(5)
Reflects unvested portion of a 90,000 RSA grant to the executive on June 15, 2011, which vests in equal one-fourth portions on each of the first four anniversaries of the grant date.

(6)
Stock options granted to the executive on January 31, 2012, which vest ratably on a quarterly basis over four years beginning on January 31, 2012.

(7)
Reflects unvested portion of 90,000 time-vested RSUs granted to the executive on January 31, 2012, which vests in equal one-fourth portions on each of the first four anniversaries of the grant date.

(8)
Stock options granted to the executive on February 7, 2013, which vest ratably on a quarterly basis over four years beginning on February 7, 2013.

(9)
Reflects unvested portion of 75,000 time-vested RSUs granted to the executive on February 7, 2013, which vests in equal one-fourth portions on each of the first four anniversaries of the grant date.

(10)
Stock options granted to the executive on January 4, 2012, which vest quarterly over four years beginning on January 4, 2012.

(11)
Reflects unvested portion of a 100,000 RSA grant to the executive on January 4, 2012, which vests in equal one-fourth portions on each of the first four anniversaries of the grant date.

(12)
Reflects unvested portion of 30,000 time-vested RSUs granted to the executive on February 7, 2013, which vests in equal one-fourth portions on each of the first four anniversaries of the grant date.

(13)
Mr. Samuelson resigned from the Company effective March 5, 2014.

(14)
Stock options granted to the executive on June 27, 2005, which vested ratably on a quarterly basis over four years beginning on June 27, 2005.

(15)
Stock options granted to the executive on September 21, 2006, which vested ratably on a quarterly basis over four years beginning on September 21, 2006.

(16)
Stock options granted to the executive on June 14, 2007, which vested ratably on a quarterly basis over four years beginning June 14, 2007.

(17)
Stock options granted to the executive on November 17, 2008, which vest ratably on a quarterly basis over four years beginning November 17, 2008.

(18)
Stock options granted to the executive on July 1, 2009, which vest ratably on a quarterly basis over four years beginning July 1, 2009.

(19)
Stock options granted to the executive on February 12, 2010, which vest ratably on a quarterly basis over four years beginning February 12, 2010.

(20)
Reflects unvested portion of a 25,000 RSA grant to the executive on June 15, 2011, which vests in equal one-fourth portions on each of the first four anniversaries of the grant date.

(21)
Reflects unvested portion of 50,000 time-based RSUs granted to the executive on January 31, 2012, which vest in equal one-fourth portions on each of the first four anniversaries of the grant date.

(22)
Reflects unvested portion of 30,000 time-based RSUs granted to the executive on February 7, 2013, which vest in equal one-fourth portions on each of the first four anniversaries of the grant date.

(23)
Stock options granted to the executive on February 27, 2004, which vested ratably on a monthly basis over four years beginning on February 27, 2004.

(24)
Stock options granted to the executive on September 23, 2004, which vested ratably on a quarterly basis over four years beginning September 23, 2004.

(25)
Stock options granted to the executive on April 3, 2006, which vested ratably on a quarterly basis over four years beginning April 3, 2006.

(26)
Stock options granted to the executive on December 14, 2006, which vested ratably on a quarterly basis over four years beginning December 14, 2006.

(27)
Reflects unvested portion of a 25,000 RSA grant to the executive on June 15, 2011, which vests in equal one-fourth portions on each of the first four anniversaries of the grant date.

(28)
Reflects unvested portion of 60,000 time-based RSUs granted to the executive on January 31, 2012, which vest in equal one-fourth portions on each of the first four anniversaries of the grant date.

(29)
Reflects unvested portion of 16,000 time-based RSUs granted to the executive on February 7, 2013, which vest in equal one-fourth portions on each of the first four anniversaries of the grant date.

(30)
Stock options granted to the executive on February 13, 2012, which vested ratably on a quarterly basis over four years beginning February 13, 2012.

(31)
Reflects unvested portion of 100,000 time-based RSUs granted to the executive on February 13, 2012, which vests in equal one-fourth portions on each of the first four anniversaries of the grant date.

(32)
Reflects unvested portion of 30,000 time-based RSUs granted to the executive on February 7, 2013, which vest in equal one-fourth portions on each of the first four anniversaries of the grant date.

Option Exercises and Stock Vested in Fiscal Year 2013

        The following table provides information regarding stock options exercised by, and stock awards that vested for, each of our Named Executive Officers during 2013.

	OPTION AWARDS		STOCK AWARDS
Named Executive Officer	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)(2)
Mr. Berkowitz	140,000	1,042,980	45,000	(3)	485,775
Ms. Glaser	15,000	50,547	25,000	(4)	200,250
Mr. Samuelson(5)	233,466	1,509,689	18,750	(6)	193,875
Mr. Caulfield	20,000	168,432	21,250	(7)	217,450
Mr. Robison	—	—	25,000	(8)	240,250

(1)
Reflects difference between the price of our common stock at the close of market on the exercise date and the exercise price of the underlying grant multiplied by the number of shares exercised on that date.

(2)
Reflects the price of our common stock at the close of market on the vesting date multiplied by the number of shares vesting on that date.

(3)
Reflects RSAs (22,500 shares) and RSUs (22,500 shares) that vested.

(4)
Reflects RSAs (25,000 shares) that vested.

(5)
Mr. Samuelson resigned from the Company effective March 5, 2014.

(6)
Reflects RSAs (6,250 shares) and RSUs (12,500 shares) that vested.

(7)
Reflects RSAs (6,250 shares) and RSUs (15,000 shares) that vested.

(8)
Reflects RSUs (25,000 shares) that vested.

 Potential Payments upon Termination or Change in Control

        Termination of Employment.    As discussed above, we have entered into employment-related agreements with our Named Executive Officers which provide, among other things, for benefits to the executives in the event of the termination of employment under certain conditions. The following table summarizes the estimated value of payments and benefits that each Named Executive Officer would have been entitled to receive assuming that a termination of employment had occurred on December 31, 2013, under the circumstances shown. The amounts shown in the table exclude the executive's accrued obligations and benefits and distributions under our 401(k) retirement plan (or, in Mr. Samuelson's case, under a Canadian RRSP plan) that is generally available to all of our salaried employees.

	Berkowitz		Glaser		Samuelson(1)		Caulfield		Robison
Reason for Termination:
By Company Without Cause, or Constructive Termination, but in the ABSENCE of a Change in Control
Cash Severance	$1,110,000	(2)	$426,250	(3)	$525,000	(3)	$412,500	(3)	$406,250	(3)
Health & Welfare Continuation(4)	36,379		24,253		21,530		24,253		24,253
Value of Accelerated Equity Awards	5,790,745	(5)	3,004,161	(6)	2,179,783	(7)	1,652,007	(7)	2,981,663	(6)
Tax Gross-Up Payment(8)	—		N/A		N/A		N/A		N/A
Total Estimated Value of Payments and Benefits	$6,937,124		$3,454,664		$2,726,313		$2,088,760		$3,412,166
By Company Without Cause, or Constructive Termination, but WITH a Change in Control
Cash Severance	$1,110,000	(2)	$426,250	(3)	$525,000	(3)	$412,500	(3)	$406,250	(3)
Health & Welfare Continuation(4)	36,379		24,253		21,530		24,253		$24,253
Value of Accelerated Equity Awards	5,790,745	(5)	3,004,161	(6)	2,179,783	(7)	1,652,007	(7)	2,981,663	(6)
Tax Gross-Up Payment(8)	—		N/A		N/A		N/A		N/A
Total Estimated Value of Payments and Benefits	$6,937,124		$3,454,664		$2,726,313		$2,088,760		$3,412,166
Death or Disability
Cash Severance	$1,110,000	(2)	$426,250	(3)	$525,000	(3)	$412,500	(3)	$406,250	(3)
Health & Welfare Continuation(4)	36,379		24,253		21,530		24,253		24,253
Value of Accelerated Equity Awards	5,790,745	(5)	3,004,161	(6)	2,179,783	(7)	1,652,007	(7)	2,981,663	(6)
Tax Gross-Up Payment(8)	—		N/A		N/A		N/A		N/A
Total Estimated Value of Payments and Benefits	$6,937,124		$3,454,664		$2,726,313		$2,088,760		$3,412,166

(1)
Mr. Samuelson resigned from the Company effective March 5, 2014.

(2)
Pursuant to Mr. Berkowitz's Executive Retention and Severance Agreement, if a termination in connection with a change in control, termination by the Company without cause, a resignation based on a diminution of responsibilities, or termination by reason of death or disability (each as defined in the applicable agreement) had occurred on December 31, 2013, Mr. Berkowitz would have received an amount equal to his annual base salary and target annual incentive bonus for the fiscal year in which the termination occurred, payable in equal installments over twelve months and beginning with the first payroll date following the termination date.

(3)
Pursuant to his or her Executive Retention and Severance Agreement, if a termination in connection with a change in control, termination by the Company without cause, resignation based on a diminution of responsibilities, or termination by reason of death or disability (each as defined in the agreements) had occurred on December 31, 2013, the executive would have received an amount equal to his or her annual base salary for the fiscal year in which the termination occurred, payable 5 business days after the later of the termination date or the last day of any transition period requested by the Company consistent with the employment agreement, and would also receive one-half of his or her target annual incentive bonus for the fiscal year in which the termination occurred, payable 60 days after the end of the year in which the termination date occurs. (Pursuant to Mr. Caulfield's Executive Retention and Severance Agreement, if the aggregate of such amounts was less than it would have been if such amounts had been calculated using his annual base salary and target annual incentive bonus for the immediately preceding fiscal year, Mr. Caulfield would have received the higher amount.) Additionally, if the event resulting in termination occurred after June 30 of the applicable year, the executive would be entitled to an additional incentive bonus amount if the Company's financial targets for the full year were met, prorated for how many days the executive was employed by the Company during such year; any such additional amount to be payable 60 days after the end of the year in which the termination date occurs.

(4)
Pursuant to their Executive Retention and Severance Agreements, upon a termination in connection with a change in control, termination by the Company without cause, resignation based on a diminution of responsibilities or termination by reason of death or disability (each as defined in the agreement), the Company will pay 100% of Messrs. Berkowitz, Samuelson, Robison, and Caulfield, and Ms. Glaser's COBRA premiums (or, in Mr. Samuelson's case, Canada-equivalent costs) for the same or equivalent medical coverage the executive had on the date of his or her termination, for a period not to exceed the earlier of one year (or, in Mr. Berkowitz's case, 18 months) after termination or until the executive becomes eligible for coverage at a new employer. The values shown are based on representative cost for medical, dental and vision coverage if elected through COBRA (or, in Mr. Samuelson's case, Canada-equivalent) continuation.

(5)
Reflects the value, if any, of unexercised and unvested stock options, unvested RSAs, and unvested time-based RSUs that would have become fully vested on the executive's termination date occurring on December 31, 2013, and in the case of stock options issued prior to June 15, 2011, would remain exercisable for a period of one year (or, in the case of certain stock options, three years, pursuant to the executive's Executive Retention and Severance Agreement) following the executive's termination date—or longer if the Company requested a transition services period, and in the case of stock options issued on or after June 15, 2011, would remain exercisable for a period of 90 days—or longer if the Company requested a transition services period. The positive value reflected in the table for accelerated equity awards related to such options, RSAs, and time-based RSUs, with such acceleration terms being provided for in the executive's Executive Retention and Severance Agreement or the award agreement or certificate under which the award was granted. The options are valued based on the closing market price of our common stock on the NASDAQ Capital Market as of December 31, 2013, the last trading day in 2013 ($15.99), less the exercise price. For purposes of this calculation, any outstanding options having an exercise price (e.g., strike price) greater than the closing price of our common stock on such date have a value of $0. The RSA and time-based RSU shares are valued based on the closing market price of our common stock on the NASDAQ Capital Market as of December 31, 2013, the last trading day in 2013 ($15.99).

(6)
Reflects the value, if any, of unexercised and unvested stock options, unvested RSAs, and unvested time-based RSUs that would have become fully vested on the executive's termination date occurring on December 31, 2013, and in the case of stock options, would remain exercisable for a period of three months following the executive's termination date—or longer if the Company requested a transition services period. The positive value reflected in the table for accelerated equity awards related to such options, RSAs, and time-based RSUs, with such acceleration terms being provided for in the executive's Executive Retention and Severance Agreement or the award agreement or certificate under which the award was granted. The options are valued based on the closing market price of our common stock on the NASDAQ Capital Market as of December 31, 2013, the last trading day in 2013 ($15.99), less the exercise price. For purposes of this calculation, any outstanding options having an exercise price (e.g., strike price) greater than the closing price of our common stock on such date have a value of $0. The RSA and time-based RSU shares are valued based on the closing market price of our common stock on the NASDAQ Capital Market as of December 31, 2013, the last trading day in 2013 ($15.99).

(7)
Reflects the value, if any, of unexercised and unvested stock options, unvested RSAs, and unvested time-based RSUs that would have become fully vested on the executive's termination date occurring on December 31, 2013, and in the case of stock options issued prior to June 15, 2011, would remain exercisable for a period of one year following the executive's termination date—or longer if the Company requested a transition services period, and in the case of stock options issued on or after June 15, 2011, would remain exercisable for a period of 90 days—or longer if the Company requested a transition services period. The positive value reflected in the table for accelerated equity awards related to such options, RSAs, and time-based RSUs, with such acceleration terms being provided for in the executive's Executive Retention and Severance Agreement, as it existed on December 31, 2013, or the award agreement or certificate under which the award was granted. The options are valued based on the closing market price of our common stock on the NASDAQ Capital Market as of December 31, 2013, the last trading day in 2013 ($15.99), less the exercise price. For purposes of this calculation, any outstanding options having an exercise price (e.g., strike price) greater than the closing price of our common stock on such date have a value of $0. The RSA and time-based RSU shares are valued based on the closing market price of our common stock on the NASDAQ Capital Market as of December 31, 2013, the last trading day in 2013 ($15.99).

(8)
Mr. Berkowitz's Executive Retention and Severance Agreement provides that the Company will reimburse him for any Internal Revenue Code §4999 excise taxes (and similar state assessments, if any) that are imposed on him and any income and excise taxes that are payable by him as a result of any reimbursement for such excise taxes.

Compensation Committee Report

        The Management Development and Compensation Committee (the "Committee") has reviewed and discussed with management the "Compensation Discussion and Analysis" section contained in this proxy statement. Based on its review and discussions with management, the Committee recommended to the Board that the content of the "Compensation Discussion and Analysis" section of this proxy statement be included in this proxy statement and the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2013, each of which has or will be filed with the Securities and Exchange Commission. This report is provided by the following independent directors, who comprise the Committee:

BRUCE G. WILLISON, Chairperson JOE F. HANAUER

Compensation Committee Interlocks and Insider Participation

        During 2013, the Management Development and Compensation Committee was composed of Messrs. Hanauer and Willison. Neither of such persons was an officer or employee of the Company during 2013 nor at any time in the past. During 2013, none of the members of the Management Development and Compensation Committee had any relationship with the Company requiring disclosure under applicable rules of the SEC. None of our executive officers serves as a member of the board of directors or compensation committee, or similar committee, of any other company that has one or more of its executive officers serving as a member of the Board or the Management Development and Compensation Committee.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Policy and Procedures

        The Audit Committee is responsible for the review and approval of transactions between the Company and its management, directors, executive officers, and/or five percent stockholders (or their immediate family members) that would be subject to disclosure in the Company's proxy statement pursuant to the SEC rules (generally transactions involving amounts exceeding $120,000 in which a related party has a direct or indirect material interest). The Audit Committee's charter requires that the committee review all related party transactions for potential conflict of interest situations on an ongoing basis and that the committee approve only those transactions that are the subject of arm's length negotiations and have terms that would be no worse than those that could be obtained by negotiating with an outside party. The Audit Committee will also review all transactions between the Company and the NAR or the National Association of Home Builders with a value in excess of $1 million.

        Our Corporate Governance Guidelines further require that each Board member and executive officer disclose to the Audit Committee and the Board any financial interest or personal interest that he or she has in any contract or transaction that is being considered by the Audit Committee or the Board for approval. After such disclosure and response to any questions that the Audit Committee or the Board may have, the interested director will, unless otherwise requested by the Audit Committee or the Board, abstain from voting on the matter and, if requested, will leave the meeting while the remaining members of the

Audit Committee or the Board discuss and vote on such matter. Our Corporate Governance Guidelines further require that the Audit Committee shall only approve a related party transaction, including certain transactions between the Company and the NAR or the National Association of Home Builders, if it is a transaction that is the subject of arm's length negotiations, has terms that are no worse than those that could be obtained by negotiating with an outside party, and otherwise meets regulatory requirements as well as other legal requirements applicable to the Company.

        In 2013, no new related party transaction required approval by our Audit Committee, and there are no transactions, outside of the operating agreement with NAR described below, in which our Company is or will be a participant and the amount exceeds $120,000 and in which any related person has or will have a direct or indirect material interest.

        The Board has previously approved the related party transactions described below.

Operating Agreement with the National Association of REALTORS®

        In November 1996, we entered into an operating agreement with the NAR, which governs how our subsidiary, RealSelect, Inc., operates the realtor.com® web site on behalf of the NAR and requires us to make royalty payments to the NAR. Various amendments to that agreement have been agreed upon since 1996. In accordance with the operating agreement, as amended, and other advertising agreements with the NAR, we paid approximately $2.0 million to the NAR in 2013. Under the operating agreement, for 2014 and beyond, we must pay the amount due during the prior calendar year plus or minus, as the case may be, the percentage change in the Consumer Price Index for the prior calendar year, in four equal installments due on the last day of each calendar quarter for that calendar year.

REPORT OF THE AUDIT COMMITTEE

To The Board of Directors:

        The Audit Committee of the Board of Directors of Move, Inc. (the "Company") reviewed and discussed the audited financial statements for the year ended December 31, 2013 with Company management and with Ernst & Young LLP ("Ernst & Young"), the Company's independent registered public accounting firm. The Audit Committee also discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 16 (Communications with Audit Committees), issued by the Public Company Accounting Oversight Board (the "PCAOB"). The Audit Committee received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm's communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm its independence. Based on the review and discussions described in this Report, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2013, for filing with the Securities and Exchange Commission.

By the Audit Committee of the Board of Directors, KENNETH K. KLEIN, Chairman V. PAUL UNRUH BRUCE G. WILLISON

 CODE OF CONDUCT AND BUSINESS ETHICS

        We have a strong commitment to business ethics and to complying with the laws that govern the conduct of our businesses. We believe that a commitment to honesty and integrity is a valuable asset that builds trust with our customers, suppliers, employees, stockholders and the communities in which we operate. To implement our commitment, we have developed a Code of Conduct and Business Ethics. The code applies to all of our employees, directors, officers, agents and consultants. We have also established a compliance program that is intended to ensure that we have in place policies and systems designed to prevent and detect violations of the code or any applicable law, policy or regulation. A copy of the code is available at our website at http://investor.move.com, by clicking on "Corporate Governance."

        We will post on our website, http://investor.move.com, any amendments to, or waivers from, a provision of the code that applies to our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions, and that relates to any of the following: (i) honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; (ii) full, fair, accurate, timely, and understandable disclosure in reports and documents that we file with, or submit to, the SEC and in other public communications made by us; (iii) compliance with applicable governmental laws, rules and regulations; (iv) the prompt internal reporting of violations of the code to an appropriate person or persons identified in the code; or (v) accountability for adherence to the code.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Exchange Act requires our directors, executive officers and beneficial owners of more than 10% of our common stock (the "Reporting Persons"), to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock. Reporting Persons are required by SEC regulations to furnish us with copies of all Section 16(a) reports they file.

        Based solely on our review of the copies of Section 16(a) reports received or written representations from certain Reporting Persons, we believe that all reporting requirements under Section 16(a) for the fiscal year ended December 31, 2013, were met in a timely manner by the Reporting Persons except that each of Messrs. Berkowitz, Samuelson, Boecker, and Robison, and Ms. Glaser filed on February 12, 2013, a late Form 4 to report a grant of incentive stock options, non-qualified stock options and restricted stock from the Company; Ms. Patricia Wehr filed on August 28, 2013, a late Form 4 to report the withholding of shares to satisfy the Company's withholding obligation in connection with the vesting of restricted stock; and each of Messrs. Berkowitz and Samuelson filed on November 21, 2013, a late Form 4 to report a same-day sale exercise of stock options.

STOCKHOLDER PROPOSALS FOR THE 2015 ANNUAL MEETING OF STOCKHOLDERS

        Proposals of stockholders that are intended to be presented at our 2015 annual meeting must under Rule 14a-8 of the Exchange Act be received by us no later than January 1, 2015 in order that they may be included in the proxy statement and form of proxy relating to that meeting. Notice of a stockholder-sponsored proposal submitted pursuant to our Bylaws (i.e., a proposal to be presented at the 2015 annual meeting of stockholders but not submitted for inclusion in our proxy statement for such meeting under Rule 14a-8) will be considered untimely under our Bylaws unless it is delivered to our corporate secretary at the principal executive offices of the Company no later than the close of business on April 14, 2015, nor earlier than the close of business on March 13, 2015.

OTHER MATTERS

        We know of no other matters to be submitted to the stockholders at the annual meeting. If any other matters properly come before the stockholders at the annual meeting, it is the intention of the persons named on the enclosed proxy card to vote the shares they represent as the Board may recommend.

 ADDITIONAL INFORMATION

        A copy of our Annual Report to Stockholders for the fiscal year ended December 31, 2013, accompanies this proxy statement. We file annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, as well as our proxy statements and other information, with the SEC. In most cases, those documents are available, without charge, on our website at http://investor.move.com/sec.cfm as soon as reasonably practicable after they are filed electronically with the SEC. Copies are also available, without charge, from Move, Inc., Investor Relations, 10 Almaden Boulevard, Suite 800, San Jose, California 95113. You may also read and copy these documents at the SEC's Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549 under our SEC file number (000-26659), and you may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. In most cases, these documents are available over the Internet from the SEC's web site at http://www.sec.gov.

Move, Inc. ATTN: INVESTOR RELATIONS DEPT. 10 ALMADEN BOULEVARD, SUITE 800 SAN JOSE, CALIFORNIA 95113

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VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

	For	Withhold	For All	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:	All	All	Except
	☐	☐	☐
1. Election of Directors Nominees

01 Joe F. Hanauer	02 Steven H. Berkowitz		03 Jennifer Dulski	04 Kenneth K. Klein	05 V. Paul Unruh
06 Bruce G. Willison

The Board of Directors recommends you vote FOR proposals 2 and 3.					For	Against	Abstain

2 To ratify the appointment of Ernst & Young LLP as Move, Inc.’s independent registered public accounting firm for the fiscal year ending December 31, 2014.					☐	☐	☐

3 To approve, on an advisory basis, the compensation paid to Move, Inc.’s named executive officers.					☐	☐	☐

NOTE: To transact such other business, postponement, or adjournment thereof that may come before the meeting.

For address change/comments, mark here.			☐
(see reverse for instructions)	Yes	No

Please indicate if you plan to attend this meeting	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date		Signature (Joint Owners)			Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/are available at  www.proxyvote.com .

MOVE, INC.

Annual Meeting of Stockholders

June 11, 2014 9:30 AM PDT

This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Rachel C. Glaser and James S. Caulfield, or either of them, as proxies, each with the power to appoint a substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this proxy, all of the shares of common stock of Move, Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders of Move, Inc. to be held at 9:30 a.m., Pacific Time, on June 11, 2014, at the Company’s offices located at 10 Almaden Boulevard, Suite 800, San Jose, California 95113, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR PROPOSALS 2 AND 3. IF ANY OTHER MATTERS PROPERLY COME BEFORE THE MEETING, THE PERSON(S) NAMED IN THIS PROXY WILL VOTE IN THEIR DISCRETION.

IF YOU VOTE YOUR PROXY BY INTERNET, YOU DO NOT NEED TO MAIL BACK YOUR PROXY CARD. TO VOTE BY MAIL, PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

QuickLinks

PROXY STATEMENT
ABOUT THE MEETING
PROPOSAL 1—ELECTION OF DIRECTORS
PROPOSAL 2—RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
PROPOSAL 3—ADVISORY VOTE TO APPROVE NAMED EXECUTIVE COMPENSATION
MANAGEMENT
MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS
DIRECTOR COMPENSATION
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
COMPENSATION DISCUSSION AND ANALYSIS
2013 Cash Incentives Table
RISKS RELATED TO COMPENSATION PRACTICES AND POLICIES
EXECUTIVE COMPENSATION
Potential Payments upon Termination or Change in Control
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
REPORT OF THE AUDIT COMMITTEE
CODE OF CONDUCT AND BUSINESS ETHICS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
STOCKHOLDER PROPOSALS FOR THE 2015 ANNUAL MEETING OF STOCKHOLDERS
OTHER MATTERS
ADDITIONAL INFORMATION